UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant     ☑

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
CORILLIAN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common Stock, no par value, of Corillian Corporation (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
45,285,682 shares of Company Common Stock and 5,269,353 shares of Company Common Stock issuable upon the exercise of options with an exercise price of less than $5.15 per share. (1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 45,285,682 shares of Company Common Stock multiplied by $5.15 per share and (B) options to purchase 5,269,353 shares of Company Common Stock with exercise prices less than $5.15, multiplied by approximately $2.30 per share (which is the difference between $5.15 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$245,345,774

(5)	Total fee paid:
$7,532.12

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1) Pursuant to the Agreement and Plan of Merger dated as of February 13, 2007, CF Oregon, Inc., a wholly owned subsidiary of CheckFree Corporation, will merge into the Registrant and each outstanding share of Corillian Common Stock will be converted into the right to receive $5.15. Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $5.15 per share of common stock over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of March 1, 2007, there were 45,285,682 shares of Corillian Common Stock issued and outstanding, and there were 5,269,353 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $2.85 per share (excluding stock options with an exercise price equal to or in excess of $5.15 per share). The filing fee was determined by adding (x) the product of (i) the number of shares of Corillian Common Stock that are proposed to be acquired in the merger and (ii) the transaction consideration of $5.15 per share of Company Common Stock, plus (y) the product of (1) the total number of shares of Corillian Common Stock subject to outstanding stock options having an exercise price less than $5.15 per share multiplied by (2) the excess of $5.15 over the weighted average exercise price for such stock options ((x) and (y) together, the “Merger Consideration”). The filing fee was calculated in accordance with Regulation 240.0-11 under the Exchange Act, by multiplying the Merger Consideration by 0.0000307.

March 19, 2007

Dear Shareholder:

Our board of directors has approved a merger that provides for our acquisition by CheckFree Corporation, a Delaware corporation. If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $5.15 in cash, without interest.

You will be asked, at a special meeting of our shareholders, to approve the merger agreement. Our board of directors has unanimously found the merger agreement and the merger to be advisable and in the best interests of Corillian and our shareholders, and has unanimously approved the merger agreement, and recommends that you vote “FOR” the approval of the merger agreement.

The special meeting of shareholders will be held on Monday, April 30, 2007, at 10:00 a.m., Pacific Time, at our headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon 97124.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of our common stock that you own. Because the approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting, a failure to vote will have the same effect as a vote “against” the merger agreement. Accordingly, you are requested to submit your proxy by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided or to submit your proxy by telephone or the internet prior to the special meeting, whether or not you plan to attend the special meeting.

Submitting your proxy will not prevent you from voting your shares in person if you choose to attend the special meeting and vote your shares in person.

Thank you for your cooperation and continued support.

Sincerely,

Alex P. Hart
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED MARCH 19, 2007
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MARCH 28, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held April 30, 2007

Dear Shareholder:

A special meeting of shareholders of Corillian Corporation, an Oregon corporation (“Corillian” or the “Company”), will be held on Monday, April 30, 2007, at 10:00 a.m., Pacific Time, at Corillian’s headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon 97124 for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 13, 2007 (as it may be amended from time to time, the “merger agreement”), among Corillian, CheckFree Corporation (“CheckFree”) and a wholly owned subsidiary of CheckFree, pursuant to which, upon the merger becoming effective, each issued and outstanding share of Corillian common stock, no par value, will be converted into the right to receive $5.15 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or if the conditions to closing of the merger are unlikely to be completed within a reasonable time following the special meeting; and

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only shareholders of record on March 12, 2007, are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The approval of the merger agreement requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE SPECIAL MEETING, AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies or to allow more time to complete the conditions to closing. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the merger agreement. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Corillian board of directors unanimously recommends that shareholders vote FOR the approval of the merger agreement at the special meeting, FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies or to allow more time to complete the conditions to closing and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment thereof.

By Order of the Board of Directors
of Corillian Corporation
Erich J. Litch
Secretary

Portland, Oregon
March 19, 2007

IMPORTANT

A proxy card is enclosed herewith. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder attending the Special Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

i

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. All information contained in this proxy statement was prepared and supplied by Corillian Corporation, except for the descriptions of the businesses of CheckFree Corporation and CF Oregon, Inc. contained in this summary below under the heading “The Parties to the Merger” and elsewhere in this proxy statement under the headings “The Parties to the Merger — CheckFree Corporation” and “The Parties to the Merger — CF Oregon, Inc.,” which descriptions were supplied by CheckFree. In this proxy statement, the terms “Corillian,” “Company,” “we,” “our,” “ours,” and “us” refer to Corillian Corporation and its subsidiaries.

The Merger (Page 16)

The proposed transaction is the acquisition of Corillian by a subsidiary of CheckFree Corporation (“CheckFree”) pursuant to an Agreement and Plan of Merger, dated as of February 13, 2007, among Corillian, CheckFree and CF Oregon, Inc., an Oregon Corporation and wholly owned subsidiary of CheckFree (“Merger Sub”). Once the merger agreement has been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Corillian. Corillian will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly owned subsidiary of CheckFree. Upon completion of the merger, you will receive $5.15 in cash, without interest, for each share of our common stock that you own.

The Parties to the Merger (Page 13)

Corillian Corporation
3400 NW John Olsen Place
Hillsboro, OR 97124
(503) 629-3300

Corillian is a leading provider of solutions that enable banks, credit unions, brokers and other financial service providers to rapidly deploy Internet-based financial services. Corillian’s solutions allow consumers to conduct financial transactions, view personal and market financial information, pay bills and access other financial services on the Internet. Corillian provides a set of applications for Internet banking, online fraud prevention, electronic bill presentment and payment, targeted marketing, data aggregation, alerts and online customer relationship management. Corillian’s solutions integrate into existing database applications and systems and enable its customers to monitor transactions across all systems in real time. Corillian’s solutions are also designed to support multiple lines of business, including small business banking, corporate banking and credit card management, and to scale to support millions of users. Corillian’s current customers include J.P. Morgan Chase, The Huntington National Bank, Capital One, Wachovia Bank and SunTrust Bank.

CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000

Founded in 1981, CheckFree Corporation provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.5 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United

States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.

CF Oregon, Inc.
c/o CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000

Merger Sub is an Oregon corporation and a wholly owned subsidiary of CheckFree. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting (Page 14)

Time, Place and Date (Page 14)

The special meeting will be held on Monday, April 30, 2007, starting at 10:00 a.m., Pacific Time, at Corillian’s headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon 97124.

Purpose (Page 14)

You will be asked to consider and vote upon approval of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Corillian, and each outstanding share of our common stock will be converted into the right to receive $5.15 in cash, without interest.

The special meeting may be adjourned, if necessary or appropriate, for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the meeting to approve the merger agreement or if the conditions to closing of the merger are unlikely to be completed within a reasonable time following the special meeting.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting.

Record Date and Quorum (Page 14)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 12, 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 45,311,070 shares of our common stock outstanding and entitled to vote.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (Page 14)

For us to complete the merger, shareholders holding at least a majority of our common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the approval of the merger agreement. All of our shareholders are entitled to one vote per share. A failure to vote your shares of Corillian common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Share Ownership of Directors and Executive Officers (Page 43)

As of March 12, 2007, the current directors and executive officers of Corillian beneficially owned in the aggregate 919,133 shares (excluding options), representing approximately 2.03% of our outstanding common stock.

Voting and Proxies (Page 15)

Any Corillian registered shareholder (meaning a shareholder that holds stock in its own name) entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Revocability of Proxy (Page 14)

Any Corillian registered shareholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with or transmitting to our Corporate Secretary at our principal executive offices, at or before the special meeting, an instrument or transmission of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to our Corporate Secretary, at or before the special meeting;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.

When the Merger Will be Completed (Page 32)

We are working to complete the merger as soon as possible. In the event of the approval of the merger agreement by Corillian’s shareholders and the satisfaction or waiver of the other closing conditions provided for in the merger agreement and described under “The Merger Agreement-Closing Conditions,” we anticipate completing the merger shortly following the special meeting and, in any case, on or prior to June 1, 2007.

Effects of the Merger (Page 32)

If the merger agreement is approved by our shareholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Corillian, with Corillian being the surviving corporation. Upon completion of the merger, each share of Corillian common stock will be converted into the right to receive $5.15 per share, without interest. Following completion of the merger, our common stock will no longer be quoted on Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. Corillian will be a wholly owned subsidiary of CheckFree and our current shareholders will cease to have any ownership interest in Corillian or rights as Corillian shareholders. Therefore, you will not participate in any future earnings or growth of Corillian and will not benefit from any appreciation in value of Corillian.

Board Recommendation (Page 20)

After careful consideration, our board of directors has unanimously:

•	determined that the merger agreement and the merger are advisable and in the best interests of the Company and its shareholders;

•	approved the merger;

•	approved and adopted the merger agreement; and

•	recommended that Corillian’s shareholders vote “FOR” the approval of the merger agreement.

In reaching its decision, our board of directors weighed a number of factors. For a list of the material factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger — Reasons for the Merger.”

Opinion of our Financial Advisor (Page 20 and Annex B)

FTP Securities LLC (“FT Partners”) has delivered its opinion to our board of directors that, as of February 13, 2007, and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration of $5.15 per share is fair, from a financial point of view, to the common shareholders of Corillian other than CheckFree, Merger Sub, any affiliate of CheckFree or Merger Sub, or holders of dissenting shares, if applicable.

The opinion of FT Partners was addressed to our board of directors for its benefit and use, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to the board of directors or any of our shareholders as to how to vote with respect to the merger agreement. The opinion of FT Partners does not address any other aspect of the transaction. The full text of the written opinion of FT Partners, dated February 13, 2007, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Treatment of Stock Options (Page 32)

All outstanding Corillian stock options will become fully vested and exercisable at the effective time of the merger and, as of the effective time of the merger, will then terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $5.15 over the exercise price per share of common stock subject to such option.

No holder of an outstanding stock option that has an exercise price per share that is equal to or greater than $5.15 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger. The aggregate amount that will be paid out with respect to stock options is estimated to be approximately $12.1 million (exclusive of any applicable tax withholding).

Interests of the Company’s Directors and Executive Officers in the Merger (Page 27)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their stock options fully cashed out in connection with the merger, as all stock options will fully vest at the effective time of the merger, and the holders of stock options will receive cash payments for each share of common stock subject to such options equal to the excess, if any, of $5.15 per share over the exercise price per share of their options, without interest and less applicable tax withholding;

•	each of our current executive officers has a change of control agreement that provides for certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including termination following a change of control of the Company, which will occur as a result of the completion of the merger; and

•	the merger agreement provides for indemnification for our current and former directors and officers for six years following the effective time of the merger, as well as continuation of the Company’s current officer and director insurance coverage covering his or her service to the Company as a director or officer for six years following the effective time of the merger.

Material United States Federal Income Tax Consequences (Page 29)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the merger to you in light of your particular circumstances.

Regulatory Approvals (Page 31)

Except for the filing of articles of merger in Oregon at or before the effective date of the merger and for the required filing and termination or expiration of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. The filings required under the HSR Act have been made, but applicable antitrust clearances, consents or approvals necessary for the completion of the merger have not yet been obtained. The Antitrust Division of the Department of Justice (the “Antitrust Division”) notified Corillian and CheckFree on March 15, 2007 that it was conducting a preliminary investigation. Corillian and CheckFree have scheduled meetings with the Antitrust Division and are providing it with additional information.

Procedure for Receiving Merger Consideration (Page 33)

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to each registered Corillian shareholder (each shareholder that holds stock in its own name as of the effective time of the merger). The letter of transmittal and instructions will tell such shareholders how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such shareholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker.

No Solicitation of Transactions (Page 37)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (Page 39)

Before we can complete the merger, a number of conditions must be satisfied. These conditions include:

•	approval of the merger by our shareholders;

•	the absence of governmental orders, not subsequently vacated, that have the effect of making the merger illegal or that otherwise restrict, prevent or prohibit the closing;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•	the accuracy of the parties’ representations and warranties in the merger agreement except as would not have a material adverse effect with respect to such party and except for our representation and warranty regarding our capitalization, which must be accurate except for inaccuracies that are de minimus in the aggregate;

•	the performance by each of the parties of its covenants under the merger agreement in all material respects;

•	the delivery by us of our audited financial statements as of and for the year ended December 31, 2006;

•	the absence of a material adverse effect with respect to us; and

•	the delivery by CheckFree and us of certain certificates executed by officers of such party.

The completion of the merger is not subject to CheckFree securing financing to fund the payment of cash to our shareholders. Other than the conditions pertaining to our shareholder approval, the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders, either we, on the one hand, or CheckFree and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of Corillian, CheckFree or Merger Sub, however, has expressed to the other parties any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (Page 39)

Corillian, CheckFree and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Corillian have approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either us or CheckFree if:

•	the merger has not been consummated by June 15, 2007; provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date; and provided further that we may extend this date to October 15, 2007 if all conditions to closing have been met or waived other than the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable;

•	the required vote of our shareholders to adopt the merger agreement is not obtained at the meeting of our shareholders where such vote was taken; or

•	if our board of directors effects, under certain limited circumstances related to a superior proposal, a change in its recommendation to our shareholders to vote in favor of the merger agreement.

•	by CheckFree if:

•	we breach or fail to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of CheckFree or Merger Sub to effect the merger being satisfied (unless such breach or failure can be cured and we exercise commercially reasonable efforts to cure such breach or failure); or

•	our board of directors approves or recommends to our shareholders a competing transaction or withdraws or modifies in a manner adverse to CheckFree or Merger Sub its recommendation to our shareholders to vote in favor of the merger agreement, other than, in certain limited circumstances, a change of recommendation related to a superior proposal.

•	by us:

•	if either CheckFree or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied (unless such breach or failure can be cured and CheckFree or Merger Sub, as the case may be, exercises commercially reasonable efforts to cure such breach or failure); or

•	in order to accept a superior proposal, provided that we concurrently pay the termination fee as specified in the merger agreement.

Termination Fees and Expenses (Page 40)

We have agreed to pay CheckFree a fee of $5.5 million in cash if:

•	the merger agreement is terminated by CheckFree because our board of directors approves or recommends a competing transaction or withdraws or modifies in a manner adverse to CheckFree or Merger Sub its recommendation to our shareholders to vote in favor of the merger agreement, other than, in certain limited circumstances, a change of recommendation related to a superior proposal;

•	the merger agreement is terminated by us in order to accept a superior proposal;

•	the merger agreement is terminated by either CheckFree or us if our board of directors effects, under certain limited circumstances related to a superior proposal, a change in its recommendation to our shareholders to vote in favor of the merger agreement; or

•	the merger agreement is terminated by us after June 15, 2007 without a vote of our shareholders being taken or by either CheckFree or us if the meeting has occurred and our shareholders did not approve the merger agreement, and in either case a competing proposal has been publicly disclosed and, within one year, we enter into an agreement related to such acquisition proposal for the acquisition of Corillian.

Market Price of Corillian Stock (Page 41)

Our common stock is quoted on The Nasdaq Global Market (“Nasdaq”) under the symbol “CORI.” On February 13, 2007, which was the last trading day before we announced the merger, the Company’s common stock closed at $3.45 per share, compared to which the merger consideration represents a premium of 49%.

On March 16, 2007, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $5.02 per share.

Dissenters’ Rights (Page 45)

Oregon law does not provide you with dissenters’ rights in connection with this transaction. Because Corillian common stock is traded on Nasdaq and our articles of incorporation do not provide for dissenters’ rights, holders of Corillian common stock will not have the right to dissent with regard to the merger under Oregon law. Certain provisions of Oregon’s dissenters’ rights laws are attached as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Corillian Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction for which I am being asked to vote?

You are being asked to vote to approve a merger agreement among Corillian Corporation, CheckFree Corporation and a wholly owned subsidiary of CheckFree. The merger agreement provides for the merger of CF Oregon, Inc., a newly formed, wholly owned subsidiary of CheckFree (“Merger Sub”), with and into Corillian, with Corillian surviving the merger as a wholly owned subsidiary of CheckFree. When this merger occurs, Corillian shareholders and certain holders of stock options will be entitled to receive the merger consideration.

Q:	If this merger is completed, what will I be entitled to receive for my shares of Corillian common stock?

Upon completion of the merger, if you are a shareholder at the effective time of the merger you will receive $5.15 in cash, without interest, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $5,150 in cash in exchange for your shares of common stock, without interest. You will not own shares in the surviving corporation.

Q:	If the merger is completed and I hold options to purchase Corillian common stock, what will I be entitled to receive and when will I receive it?

Each holder of stock options outstanding immediately prior to the effective time of the merger, whether or not such options are vested and exercisable, will be entitled to receive a per share cash amount equal to the excess, if any, of $5.15 over the exercise price for each share subject to such stock option, without interest, less any applicable withholding taxes. Each outstanding option will be cancelled and terminated as of the effective time of the merger, and, other than the cash payment described above, no Corillian option holder will have any additional rights thereafter with respect to any Corillian options.

Q:	In anticipation of the merger, what will happen to the employee stock purchase plan?

Corillian has suspended its 2000 Employee Stock Purchase Plan. The offering period that was in effect as of the effective date of such suspension was shortened so that the last day of such offering period was February 14, 2007. Outstanding rights to purchase Corillian common stock have been exercised in accordance with the employee stock purchase plan. Each share of Corillian common stock purchased under the employee stock purchase plan will, by virtue of the merger, be automatically converted into the right to receive $5.15 in cash, without interest.

Q:	Where and when is the special meeting?

The special meeting will take place at our headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon, 97124, on Monday, April 30, 2007, at 10:00 a.m., Pacific Time.

Q:	Who is eligible to vote?

All shareholders of record on the close of business on March 12, 2007, the record date, will be eligible to vote.

Q:	What vote of our shareholders is required to approve the merger agreement?

For us to complete the merger, shareholders holding at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date must vote “FOR” the approval of the merger agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against approval of the merger agreement.

Q:	Have any of our shareholders agreed to vote in favor of the approval of the merger agreement?

No, no shareholder has entered into a voting agreement with respect to the merger agreement.

Q:	Am I entitled to dissenters’ rights?

No, under Oregon law, dissenters’ rights will not be available to holders of Corillian common stock in the merger. Please see the section entitled “Dissenters’ Rights” and Annex C for the Oregon Dissenters’ Rights statute.

Q:	How does the Company’s board of directors recommend that I vote?

Our board of directors recommends that our shareholders vote “FOR” the approval of the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q:	What is the opinion of Corillian’s financial advisor?

Our board of directors received an opinion from our financial advisor, FTP Securities LLC, that, as of February 13, 2007, and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration of $5.15 per share is fair, from a financial point of view, to the common shareholders of Corillian other than CheckFree, Merger Sub, any affiliate of CheckFree or Merger Sub, or holders of dissenting shares, if applicable. Please read “The Merger — Opinion of our Financial Advisor” for information about the opinion of FTP Securities LLC, and Annex B for the complete opinion.

Q:	What do I need to do now?

We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a registered shareholder, then you can ensure that your shares are voted at the special meeting by attending the special meeting and voting in person or by submitting your proxy via:

•	telephone, using the toll-free number listed on the enclosed proxy card (if you are a registered shareholder, meaning if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or nominee makes telephone voting available);

•	the Internet, at the address provided on the enclosed proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

•	mail, by completing, signing, dating and mailing the enclosed proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in “street name”) and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q:	Can I change my vote?

Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy (a) by filing with or transmitting to Corillian’s Corporate Secretary at our principal executive offices an instrument or transmission of revocation or (b) by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is a quorum?

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How are votes counted?

For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because shareholders holding at least a majority of Corillian common stock outstanding on the record date must vote FOR the approval of the merger agreement for the merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the approval of the merger agreement.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies or to allow more time to complete the conditions to closing, you may vote FOR, AGAINST or ABSTAIN. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have the same effect as if you vote AGAINST such proposal.

Q:	Who will bear the cost of this solicitation?

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Mellon Investor Services LLC will provide solicitation services to us for a fee of approximately $8,500 plus out-of-pocket expenses. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Should I send in my stock certificates now?

No. Shortly after the merger is completed, each registered Corillian shareholder as of the effective time of the merger (that is, each shareholder that holds stock in its own name rather than that of his or her broker) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the merger consideration. Such shareholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

If you have more questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Mellon Investor Services LLC, our proxy solicitation agent, at (201) 680-6578 (collect) or toll free at (800) 522-6695. If your broker holds your shares, you should also call your broker for additional information.

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to approve the merger agreement.

We cannot assure you that the merger will provide greater value to you than you would have received if Corillian continued as an independent public company.

Upon completion of the merger, Corillian shareholders will have the right to receive $5.15, without interest, for each share of Corillian common stock they hold at that time. The closing price per share of Corillian common stock on the Nasdaq National Market on February 13, 2007, the last trading day before we entered into the merger agreement with CheckFree, was $3.45. During the 12-month period ending on December 31, 2006, the price of Corillian common stock varied from a low of $2.44 to a high of $4.12 and ended that period at $3.77. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if Corillian continued as an independent public company.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire Corillian.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than CheckFree. In addition, in the merger agreement, we agreed to afford CheckFree the right to match unsolicited superior proposals and to pay a termination fee to CheckFree in specified circumstances. These provisions could discourage other parties from trying to acquire Corillian even though those other parties might be willing to offer greater value to our shareholders than CheckFree has agreed to pay under the terms of the merger agreement.

Corillian and CheckFree may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals to complete the merger and any delays in obtaining regulatory approvals will delay and may possibly prevent the merger.

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Under the HSR Act, Corillian and CheckFree are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. The governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer to CheckFree of licenses and other entitlements, on the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on CheckFree and/or Corillian. These conditions could include a complete or partial license, divestiture, spin-off or the sale of certain assets or businesses, which may be on terms that are not as favorable to CheckFree and/or Corillian as may have been attainable absent the merger. Each of Corillian and CheckFree are obligated under the merger agreement to take specified actions, subject to certain limitations, which limitations include that CheckFree is not obligated to enter into any consent decree that would require divesture of any assets or would limit its freedom of action with respect to its assets or business.

While Corillian and CheckFree expect to obtain the required regulatory approvals, Corillian and CheckFree cannot be certain that all of the required antitrust approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining the required approvals will delay and may possibly prevent the completion of the merger. For a full description of the regulatory approvals required for the merger, see the section entitled “The Merger — Regulatory Approvals” on page 31.

Our directors and officers have interests in the merger that may be different from other Corillian shareholders and that may have influenced their decision to support the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of Corillian, when considering our board of directors’ recommendation in favor of the merger. The directors and officers of Corillian have interests in the merger that are in addition to, or different from, their interests as Corillian shareholders. Our board of directors was aware of these conflicts of interest when it approved the merger. These interests include, among others, consideration to be received as holders of Corillian stock options in the merger and potential severance benefits payable to certain officers if they are terminated in connection with the merger.

See also the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 27.

If the merger does not occur, we will not benefit from the expenses we have incurred in preparation for the merger.

If the merger is not consummated, we will have incurred substantial expenses for which no ultimate benefit will have been received by us. We currently expect to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, many of which may be incurred even if the merger is not completed. Moreover, under specified circumstances we may be required to pay a termination fee of $5,500,000, depending upon the reason for termination, to CheckFree in connection with a termination of the merger agreement.

The announced merger with CheckFree may adversely affect the market price of our common stock and our results of operations.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, in response to the announcement of the merger, our customers and strategic partners may delay or defer decisions which could have a material adverse effect on our business regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of our company may experience uncertainty about their future roles with the combined company. These conditions may adversely affect employee morale and our ability to attract and retain key management, sales, marketing and technical personnel. In addition, focus on the merger and related matters have resulted in, and may continue to result in, the diversion of management attention and resources. To the extent that there is uncertainty about the closing of the merger, or if the merger does not close, our business may be harmed if customers, strategic partners or others believe that we cannot effectively compete in the marketplace without the merger or if there is customer and employee uncertainty surrounding the future direction of our company on a stand-alone basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Any statements regarding CheckFree’s or Corillian’s future plans, objectives, expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control including, without limitation:

•	the requirement that Corillian shareholders approve the merger agreement with CheckFree;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	satisfaction of other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

•	other risks detailed in our current filings with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Forms 10-Q and 10-K, which reports should be read in conjunction with this proxy statement.

See “Where You Can Find Additional Information” on page 45. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement or incorporated by reference into this proxy statement represent our views as of the date of this proxy statement or as of such earlier date that those statements were made, and it should not be assumed that the statements made or incorporated herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

THE PARTIES TO THE MERGER

Corillian Corporation

Corillian is a leading provider of solutions that enable banks, credit unions, brokers and other financial service providers to rapidly deploy Internet-based financial services. Corillian’s solutions allow consumers to conduct financial transactions, view personal and market financial information, pay bills and access other financial services on the Internet. Corillian provides a set of applications for Internet banking, online fraud prevention, electronic bill presentment and payment, targeted marketing, data aggregation, alerts and online customer relationship management. Corillian’s solutions integrate into existing database applications and systems and enable its customers to monitor transactions across all systems in real time. Corillian’s solutions are also designed to support multiple lines of business, including small business banking, corporate banking and credit card management, and to scale to support millions of users. Corillian’s current customers include J.P. Morgan Chase, The Huntington National Bank, Capital One, Wachovia Bank and SunTrust Bank.

Corillian was founded in 1997 and is incorporated under the laws of the State of Oregon. Corillian’s principal executive offices are located at 3400 NW John Olsen Place, Hillsboro, Oregon 97124, and its telephone number is (503) 629-3300.

CheckFree Corporation

Founded in 1981, CheckFree Corporation provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.5 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.

CheckFree Corporation is incorporated in the State of Delaware with its principal executive offices at 4411 East Jones Bridge Road, Norcross, Georgia 30092. CheckFree’s telephone number is (678) 375-3000.

CF Oregon, Inc.

Merger Sub is an Oregon corporation and a wholly owned subsidiary of CheckFree. Merger Sub’s principal executive offices are located c/o CheckFree Corporation, 4411 East Jones Bridge Road, Norcross, Georgia 30092. Merger Sub’s telephone number is (678) 375-3000. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us at the effective time. Corillian will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Monday, April 30, 2007, starting at 10:00 a.m., Pacific Time, at our headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon, 97124, or at any adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about March 28, 2007.

Record Date and Quorum

The holders of record of Corillian’s common stock as of the close of business on March 12, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 45,311,070 shares of Corillian’s common stock outstanding.

The holders of a majority of the outstanding shares of Corillian’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Required Vote

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of Corillian’s common stock outstanding on the record date. Each outstanding share of Corillian’s common stock on the record date entitles the holder to one vote at the special meeting. Abstentions and broker non-votes will have the effect of votes against the approval of the merger agreement.

As of March 12, 2007, the current directors and executive officers of Corillian beneficially owned (excluding options), in the aggregate, 919,133 shares of Corillian’s common stock, representing approximately 2.03% of our outstanding common stock.

Proxies; Revocation

If you are a registered shareholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of Corillian’s common stock will be voted “FOR” the approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies or to allow more time to complete the conditions to closing.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and your broker will give you directions on how to vote your shares. If you wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker. Shares of Corillian common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the approval of the merger agreement. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file with or transmit to our Corporate Secretary at our principal executive offices an instrument or transmission of revocation, (b) submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the methods for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

We do not expect that any matter other than the approval of the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies or to allow more time to complete the conditions to closing) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies via the Internet or by Telephone

Registered shareholders and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the telephone and the Internet to submit your proxy depending on whether you are a registered shareholder or your shares are held in “street name” by your broker. In addition to submitting the enclosed proxy card by mail, registered Corillian shareholders may submit their proxies by telephone using the toll-free number listed on the enclosed proxy card, or by Internet at the address provided on the enclosed proxy card. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies or to allow more time to complete the conditions to closing. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, we may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered shareholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of Corillian’s common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect on such proposal as a vote against the proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies or to allow more time to complete the conditions to closing will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

This solicitation is made by Corillian, and we will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. We have retained Mellon Investor Services LLC to assist it in the solicitation of proxies for the special meeting and will pay them a fee of approximately $8,500 plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of Corillian’s business and strategic direction, our board of directors has evaluated from time to time Corillian’s strategic alternatives and prospects. Corillian has, from time to time, had unsolicited inquires related to an acquisition of the company. After several such discussions at the BAI Retail Delivery Conference in November 2005, Corillian’s board of directors decided to further explore opportunities for strategic alternatives. As part of that process, Corillian’s board of directors, on March 10, 2006, engaged FT Partners as its exclusive financial advisor to assist in the evaluation of strategic alternatives, including the sale of Corillian.

At Corillian’s request, FT Partners began to contact potential acquirers in the spring of 2006. Participants in discussions with FT Partners and Corillian’s management were required to enter into a confidentiality agreement with Corillian containing customary confidentiality and, in some cases, “standstill” provisions that, among other things, limited the ability of such participants and their representatives to acquire Corillian common stock, make acquisition proposals with respect to Corillian or participate in a proxy solicitation regarding Corillian without the consent of Corillian’s board of directors.

Corillian entered into confidentiality agreements with approximately 28 parties throughout the spring and summer of 2006. Of these, approximately 8 participants entered into a confidentiality agreement and received a written management presentation. Corillian’s management met or had telephone conversations with approximately 7 of these parties to further the discussions.

On September 7, 2006, FT Partners met with Corillian’s board to provide an update of the process. Corillian had received one proposal for the purchase of the company. Corillian’s board of directors discussed the proposal, its financial terms, alternatives to a sale of the company and the board’s duty to ensure it maximizes the value of any strategic opportunity for Corillian’s shareholders. The board directed FT Partners to continue discussions with the party that submitted the proposal and other interested parties, as well as identify additional potential acquirors. In addition, the board discussed Corillian’s business plan and other strategic alternatives.

On November 3, 2006, Corillian’s board of directors met to discuss the company’s strategic alternatives and 2007 operating plan.

From November 14th to 16th, 2006, Alex P. Hart, Corillian’s President and Chief Executive Officer attended the 2006 BAI Retail Delivery Conference. Mr. Hart met with a representative of CheckFree at the conference. CheckFree had not been participating in Corillian’s review of strategic alternatives during the preceding months, but expressed interest in being involved.

On November 27, 2006, at the request of Corillian, FT Partners notified interested parties to submit by December 7, 2006, non-binding indications of interest with respect to a potential transaction with Corillian.

On December 7, 2006, a representative of CheckFree called Mr. Hart to discuss strategic options between CheckFree and Corillian. Mr. Hart informed CheckFree that at least two other companies had expressed serious interest in acquiring Corillian.

On December 8, 2006, at Corillian’s request, FT Partners contacted CheckFree, and CheckFree entered into a confidentiality agreement with Corillian. Mr. Hart held another telephone conference with CheckFree to continue the conversation from the previous day.

On December 8, 2006, FT Partners met with Corillian’s board to provide an update of the process. FT Partners reviewed the indications of interest received from parties that had been involved in the process to this point, summarized the communications with all parties, and identified parties who had not been actively involved in the process. FT Partners also updated the board with respect to the recent communications with CheckFree. FT Partners reviewed other strategic alternatives, including the status of the other bidders and the prospects of not selling the company, and Corillian’s legal advisors also reviewed the board’s fiduciary duties in considering and reviewing strategic alternatives. The board also discussed Corillian’s financial plan and prospects for 2007 and beyond, including competitive concerns and market risks over the next two years, and the risks, challenges and benefits of remaining an independent company.

On December 13th and 14th, representatives of CheckFree visited Corillian’s headquarters in Hillsboro, Oregon to conduct due diligence on Corillian and meet with management. FT Partners and Corillian’s management also continued to meet with and hold discussions with other interested parties during December 2006.

On December 14, 2006, FT Partners met with Corillian’s board to review communications with parties who had submitted an indication of interest, as well as with parties who expressed interest but had not yet submitted a preliminary proposal. Mr. Hart reported on his discussions with CheckFree. The board determined that there was sufficient interest to proceed with three of the parties with whom Corillian had been in contact regarding a strategic transaction. The board directed FT Partners to invite the three parties to conduct a more detailed due diligence review and to present them with a draft merger agreement prepared by Perkins Coie LLP, Corillian’s outside legal counsel.

On December 22, 2006, FT Partners held a telephone conference with Corillian’s board to provide an update of the process. FT Partners outlined the timeline and status for each of the parties that expressed an interest in making a bid. The board and FT Partners also discussed market conditions and independent valuation scenarios.

On December 26, 2006, at Corillian’s request, FT Partners invited the three parties who had submitted preliminary indications of interest to conduct more detailed due diligence through access to an online data room containing customary due diligence materials concerning Corillian and its subsidiaries. FT Partners also provided instructions to the three parties to submit by January 22, 2007, definitive proposals for a transaction with Corillian. The parties were told that Corillian had requested that their definitive proposals should represent their best and final offers. Participants were also given a form of merger agreement, prepared by Perkins Coie, and instructed to submit comments on the draft by January 16, 2007, in advance of the deadline for definitive proposals.

Corillian’s board met on January 10, 2007 to discuss the strategic alternatives process. FT Partners reviewed the status of communications with potential acquirors, and the board reviewed Corillian’s historical financial and stock price performance and future prospects. Following the board meeting, at the board’s request, FT Partners informed the interested parties that the deadline for definitive proposals had been extended to January 31, 2007.

Between January 16 and January 31, 2007, Corillian’s financial and legal advisors contacted three parties that had submitted comments to the draft merger agreement to provide feedback on significant contractual issues and encourage such parties to provide revised mark ups with the submission of their definitive proposals.

On January 31, 2007, two parties, including CheckFree, submitted definitive proposals for the acquisition of 100% of Corillian’s outstanding common stock. The third party did not submit a bid and stated that it determined it was not confident it would be competitive given their understanding of the Board’s expectations and other buyers’ likely competitiveness, but expressed interest in continuing in the process if Corillian was unsuccessful in consummating a transaction at higher prices.

On February 3, 2007, Corillian’s board of directors met to discuss the proposals. With the assistance of Corillian’s legal and financial advisors, the board reviewed the definitive proposals and indications of interest received in connection with the January 31, 2007, deadline from participants in the process. Perkins Coie reviewed with the board the legal issues presented by the proposed merger agreement terms of both parties. The board of directors considered, among other things, the potential value presented by the definitive proposals and indications of interest received from other interested parties in the process, the synergies of the companies and the likelihood of consummating a transaction.

The board discussed with Corillian’s financial and legal advisors the various analyses and other matters that had been presented to them and deliberated the alternatives available to Corillian. The board of directors determined, subject to final board approval, that it would be in the best interests of Corillian and its shareholders for Corillian to accept CheckFree’s proposal, provided that the price per share were higher than in the January 31, 2007, proposal and that certain legal issues in the merger agreement could be resolved. If these contingencies were resolved in Corillian’s favor, the board concluded that it would be in the best interests of Corillian and its shareholders for Corillian to seek to enter into a definitive merger agreement with CheckFree for the acquisition by CheckFree of all of Corillian’s common stock. The board then directed FT Partners to negotiate the price per share with CheckFree and Perkins Coie and management to attempt to negotiate a definitive agreement with CheckFree on terms that would be satisfactory to the board of directors.

On February 7, 2007, Corillian and CheckFree signed an exclusivity agreement, which also revised CheckFree’s proposal to provide for an increase in the price at which CheckFree proposed to acquire all of Corillian’s common stock to a price of $5.15 per share. The exclusivity agreement expired on the earliest of February 14, 2007, CheckFree significantly changing the terms of its offer or February 9, 2007 if CheckFree’s board had not approved the transaction by then.

From February 4, 2007 through February 13, 2007, Corillian’s management and Perkins Coie, on the one hand, and CheckFree’s management and its legal advisors, on the other hand, negotiated the terms of a definitive merger agreement.

After the close of business on February 13, 2007, upon completion of due diligence, the board of directors met to review all of the terms of the transaction and to receive a report from Perkins Coie on the legal aspects of the transaction. Representatives of FT Partners then presented its financial analyses with respect to the proposed merger transaction with CheckFree. Following this presentation, FT Partners delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the offer by CheckFree of $5.15 per share in cash to be received by holders of Corillian common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of Corillian common stock, other than CheckFree, Merger Sub, any affiliate of CheckFree or Merger Sub, or holders of dissenting shares, if applicable. See “The Merger — Opinion of our Financial Advisor” beginning on page 20. Corillian’s board then unanimously approved the merger, the merger agreement and the transactions contemplated thereby and recommended that Corillian’s shareholders approve the merger agreement.

Later on February 13, 2007, the merger agreement was executed by Corillian, CheckFree and Merger Sub. On February 14, 2007, prior to the opening of the U.S. financial markets, Corillian and CheckFree issued a joint press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger, approve and adopt the merger agreement and recommend the approval of the merger agreement by our shareholders, our board of directors consulted with management and its financial and legal advisors. The board of directors considered the following material factors and potential benefits of the merger, each of which it believed supported its decision:

•	the value of the consideration to be received by our shareholders in the merger, as well as the fact that the shareholders will receive the consideration in cash, which provides certainty of value to the shareholders;

•	the $5.15 per share to be paid as the consideration in the merger represents a premium of 49% to each of the closing price on February 13, 2007, which was the last completed trading day prior to the board’s approval, and the average closing price for the thirty trading days ended February 13, 2007;

•	the merger is the result of an active sale process in which we, directly or indirectly through FT Partners, had contact with approximately 27 interested parties;

•	the board’s belief that the merger is more favorable to our shareholders than any other alternative reasonably available to us and the shareholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other bidders in the sale process, as well as the risks and uncertainties associated with those alternatives;

•	FT Partners’ financial analyses (including the assumptions and methodologies underlying the analyses in connection therewith) and its opinion that, as of February 13, 2007, and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration of $5.15 per share is fair, from a financial point of view, to our common shareholders other than CheckFree, Merger Sub, any affiliate of CheckFree or Merger Sub, or holders of dissenting shares, if applicable;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;

•	the increased regulation and costs associated with being a publicly held company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act, and the fact that those burdens would be eliminated following consummation of the merger;

•	the financial and other terms and conditions of the merger agreement and the fact that they were the product of arm’s-length negotiations between the parties;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to CheckFree and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

•	the provisions of the merger agreement that allow the board, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our shareholders vote in favor of the approval of the merger agreement;

•	the provisions of the merger agreement that allow us, under certain limited circumstances if required by the board to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties; and

•	the provisions of the merger agreement that provide the board the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement, including the payment to CheckFree of a $5.5 million termination fee); and

•	the conclusion of the board that the $5.5 million termination fee in the event that the merger agreement is terminated under certain circumstances, was reasonable in light of the benefits of the merger, the sale process conducted by us with the assistance of FT Partners and commercial practice.

The board of directors also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that we pay CheckFree a $5.5 million termination fee in order for the board of directors to accept a superior proposal;

•	the fact that upon completion of the merger we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any potential appreciation in our value;

•	the fact that the completion of the merger requires the approval of the holders of a majority of our common stock outstanding on the record date;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the interests of our officers and directors in the merger;

•	the risk of diverting our management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweighed the risks and that the merger agreement and the merger are advisable and in the best interests of Corillian and its shareholders. The board of directors did not assign relative weights to the factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of our Board of Directors

After careful consideration, our board of directors has unanimously:

•	determined that the merger agreement and the merger are advisable and in the best interests of Corillian and its shareholders;

•	approved the merger;

•	approved and adopted the merger agreement; and

•	recommended that Corillian’s shareholders vote “FOR” the approval of the merger agreement.

Opinion of our Financial Advisor

Pursuant to a letter agreement dated March 10, 2006, our board of directors engaged FT Partners to act as our financial advisor. Our board selected FT Partners based on its experience, expertise and reputation. FT Partners provides investment banking services, including merger and acquisition advisory services, to companies. In this capacity, FT Partners is continually engaged in valuing such businesses, and FT Partners maintains an extensive database of mergers and acquisitions transactions for comparative purposes. For the purposes of this description of the FT Partners’ opinion, “Shareholders” means all holders of our common stock other than shares owned by us as treasury stock and any shares owned by CheckFree, Merger Sub or any other direct or indirect wholly owned subsidiary of CheckFree or Corillian, or holders of dissenting shares, if applicable. At the meeting of our board of directors on February 13, 2007, FT Partners rendered its oral opinion, subsequently confirmed in writing, that, as of February 13, 2007, based upon and subject to certain assumptions and limitations described in the FT Partners opinion, the right to receive $5.15 per share in cash (the “merger consideration”), was fair, from a financial point of view, to the Shareholders.

FT Partners’ opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by FT Partners, is attached as Annex B to this proxy statement. You are urged to, and should, read the FT Partners opinion carefully and in its entirety. FT Partners’ opinion was directed to our board of directors and addresses only the fairness from a financial point of view of the merger consideration to be received by the Shareholders. The FT Partners opinion does not address any other aspect of the transaction and does not constitute a recommendation to any of our shareholders or any other person as to how to vote or act with respect to the merger. The summary of the FT Partners opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, FT Partners, among other things:

•	reviewed the terms of the merger agreement in the form of the draft furnished to FT Partners by our legal counsel on February 12, 2007, which, for the purposes of FT Partners’ opinion, FT Partners assumed, with our board of directors’ permission, to be identical in all material respects to the agreement that was executed;

•	reviewed our annual report on Form 10-K for the fiscal years ended December 31, 2002, 2003, 2004 and 2005, including the audited financial statements included therein, and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, including the unaudited financial statements included therein;

•	reviewed certain of our internal financial and operating information, including quarterly financial projections through December 31, 2007, prepared and furnished to FT Partners by our management;

•	participated in discussions with our management concerning the operations, business strategy, current financial performance and prospects for us;

•	reviewed the recent reported closing prices and trading activity for our common stock;

•	compared certain aspects of our financial performance with those of public companies FT Partners deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions FT Partners believe to be comparable in whole or in part to the merger;

•	reviewed recent equity research analyst reports covering us, including projections through December 31, 2007, contained therein;

•	assisted in negotiations and discussions related to the financial terms of the merger among CheckFree, us and our respective legal advisors; and

•	conducted other financial studies, analyses and investigations as FT Partners deemed appropriate for purposes of FT Partners’ opinion.

In rendering its opinion, FT Partners relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to FT Partners by us or our advisors including, without limitation, our analysis that net present value on a per share basis of our net operating losses ranged from $0.41 to $0.45. With respect to the financial projections examined by FT Partners, FT Partners assumed, with our board of directors’ permission, that they were reasonably prepared and reflected the best available estimates and good faith judgments of our management as to our future performance. FT Partners further relied on the assurances of our management that they are unaware of any facts that would make the information or projections provided to FT Partners incomplete or misleading. FT Partners also assumed, with our board of directors’ permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the merger and that the merger will be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the February 12, 2007, draft thereof, without waiver, amendment or modification of any material term, condition or agreement. FT Partners’ opinion did not address the relative merits of the merger as compared to other business strategies that might be available to us, nor did it address our underlying business decision to proceed with the merger. FT Partners did not make or take into account any independent appraisal or valuation of any of our assets or liabilities, contingent or otherwise, nor did FT Partners evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. FT Partners expressed no view as to the federal, state or local tax consequences of the merger.

For purposes of its opinion, FT Partners assumed that Corillian was not involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. FT Partners’ opinion was necessarily based upon market, economic, financial and other conditions as they existed on the date of its opinion and could be evaluated as of the date of its opinion. FT Partners noted that, although subsequent developments may affect its opinion, FT Partners has no obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material sources of information and valuation methodologies employed by FT Partners in rendering its opinion. These analyses were presented to our board of directors at its meeting on February 13, 2007. This summary includes the financial analyses used by FT Partners and deemed by it to be material, but does not purport to be a complete description of the analyses performed by FT Partners in arriving at its opinion. Except as otherwise expressly noted below, FT Partners did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by FT Partners, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

Corillian Stock Performance Analysis

FT Partners reviewed the historical trading performance of our shares. FT Partners observed that the 52-week high closing price for our shares over the twelve-month period ending on February 12, 2007, was $4.05, and that the closing price for our shares on February 12, 2007, was $3.40. FT Partners compared these share prices to the value of the merger consideration to be received by holders of our shares of common stock, $5.15 per share.

Equity Research Analyst Stock Price Targets

FT Partners reviewed three recent publicly available equity research analyst reports covering us and observed that the range of the research analysts’ twelve-month share price targets was $4.00 to $5.00. FT Partners compared this range to the value of the merger consideration to be received by holders of our shares of common stock, $5.15 per share.

Public Company Comparables Analysis

Using publicly available equity research analyst estimates and other information, FT Partners compared selected financial data of Corillian with similar data for selected publicly traded companies engaged in businesses that FT Partners judged to be reasonably comparable to our businesses. These companies were:

•	Fiserv Clearing Inc.
•	Fidelity National Information Systems, Inc.
•	CheckFree Corporation
•	Jack Henry & Associates, Inc.
•	Transaction Systems Architects Inc.
•	S1 Corporation
•	Online Resources Corporation
•	FundTech Ltd.
•	John H. Harland Company*
•	Carreker Corporation*

*	Subject to pending acquisition.

For each of the comparable companies, FT Partners determined various valuation multiples, including the ratio of closing price on February 12, 2007, to earnings per share (“EPS”), enterprise value (“EV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EV to revenue. To calculate these trading multiples, FT Partners used information for the comparable companies that was available in publicly available SEC filings, select public equity research reports and other publicly available data. Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies, FT Partners determined relevant ranges of multiples for such companies. The following table summarizes the derived median multiple, and the share price for Corillian common stock implied by such median multiple:

			Implied
	Median		Share Price
	Multiple		of Corillian

Price/CY 2006 Estimated EPS	25	x	$1.08
Price/CY 2007 Projected EPS	20	x	$1.86
EV/CY 2006 Estimated EBITDA	11	x	$1.56
EV/CY 2007 Projected EBITDA	11	x	$2.42
EV/CY 2006 Estimated Revenue	2.4	x	$3.67
EV/CY 2007 Projected Revenue	2.5	x	$4.31

FT Partners observed that the $5.15 per share value of the merger consideration to be received by holders of our common stock was above the per share value implied by the median multiples for the comparable companies.

It should be noted that no company used in the above analysis is identical to us. In evaluating companies identified by FT Partners as comparable to us, FT Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the industry generally, industry growth and the absence of any material change in our financial condition and prospects or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Comparable Transactions Analysis

Using FactSet Mergerstat and publicly available information, FT Partners examined the following transactions that FT Partners deemed to be relevant to determine the multiple of the value of such transactions at the time of announcement to estimates at the time of announcement of the last twelve month (“LTM”) revenues and LTM EBITDA for the target companies. FactSet Mergerstat, LLC provides an online investment research and database service that tracks global mergers and acquisitions involving business entities excluding the exchange of business assets, private placements, spin-offs, and open-market transactions. The FactSet service is used by many financial institutions. The precedent transactions that FT Partners considered were:

Acquirer	Target

CheckFree Corporation	Carreker Corporation
M & F Worldwide Corp.	John H. Harland Company
Intuit Inc.	Electronic Clearing House, Inc.
Intuit Inc.	Digital Insight Corporation
Private Equity Consortium	Open Solutions Inc.
Oracle Corporation	i-flex Solutions
Transaction Systems Architects Inc.	Politzer & Haney (P&H) Solutions
Online Resources Corporation	Princeton eCom Corporation
Solera, Inc.	Claims Services Group (a division of Automatic Data Processing)
Investcorp	CCC Information Service Group Inc.
Fidelity National Information Services, Inc.	Certegy Inc.
Oracle Corporation	i-flex Solutions
The Carlyle Group	SS&C Technologies, Inc.
Silver Lake	SunGard Data Systems Inc.
SS&C Technologies, Inc.	Financial Models Company Inc.
John H. Harland Company	Intrieve, Inc.
Computershare Limited	EquiServe
Fidelity National Financial, Inc.	InterCept Inc.
Open Solutions Inc.	Datawest Solutions Inc.
Fair Isaac Corporation	London Bridge Software Holdings plc
Fidelity National Financial, Inc.	Aurum Technology, Inc.
Fidelity National Financial, Inc.	Sanchez Computer Associates, Inc.

All calculations of multiples paid in the selected transactions were based on FactSet Mergerstat and public information available at the time of public announcement. FT Partners’ analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), FT Partners determined relevant ranges of multiples for such transactions. The following table summarizes the derived relevant ranges of multiples and the ranges of our share prices implied by such multiples:

	Median		Implied
	Multiple		Share Price

LTM Revenue	2.4	x	$3.64
LTM EBITDA	14.7	x	$1.86

FT Partners observed that the $5.15 per share value of the merger consideration to be received by holders of Corillian common stock was above the per share value implied by the median multiples for the comparable transactions.

It should be noted that no transaction utilized in the analysis above is identical to the proposed merger. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

Transaction Premiums Paid Analysis

FT Partners reviewed premiums to stock price paid in recent acquisitions that it judged to be reasonably applicable to the merger. These transactions included:

Acquirer	Target

CheckFree Corporation	Carreker Corporation
M & F Worldwide Corp.	John H. Harland Company
Intuit Inc.	Electronic Clearing House, Inc.
Intuit Inc.	Digital Insight Corporation
Private Equity Consortium	Open Solutions Inc.
Oracle Corporation	i-flex Solutions
Investcorp	CCC Information Service Group Inc.
Oracle Corporation	i-flex Solutions
The Carlyle Group	SS&C Technologies, Inc.
Private Equity Group Led by Silver Lake Partners	SunGard Data Systems Inc.
SS&C Technologies, Inc.	Financial Models Company Inc.

FT Partners reviewed the premiums paid in these transactions over the average price of the target stock as reported by FactSet one trading day prior, five trading days prior and thirty trading days prior to announcement of such transactions. Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions, the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), FT Partners determined relevant ranges of multiples for such transactions. The following table summarizes the median premium and the range of premiums (discounts) for these transactions:

		Range of
	Median	Premiums
	Premium	(Discounts)

Premium (Discount) Paid to Target’s Share Price One Trading Day Prior to Announcement	18%	(3)% - 47%
Premium (Discount) Paid to Target’s Share Price 5 Trading Days Prior to Announcement	19%	(12)% - 45%
Premium (Discount) Paid to Target’s Share Price 30 Trading Days Prior to Announcement	28%	9% - 64%

The implied values of our common stock, calculated by using the median premiums shown above, were $4.01, $3.90 and $4.63, respectively, and the premiums (discounts) that these implied values represent relative to the $5.15 per share value of the merger consideration to be received by holders of Corillian common stock were (22.1)%, (24.2)% and (10.0)%, respectively.

FT Partners also reviewed premiums to stock price paid in acquisitions where the targets were business services or prepackaged software companies. These transactions included:

Acquirer	Target

CheckFree Corporation	Carreker Corporation
Oracle Corporation	Stellent, Inc.
Oracle Corporation	MetaSolv, Inc.
MDSI Mobile Data Solutions Incorporated	Indus International, Inc.
Thoma Cressey Equity Partners	Embarcadero Technologies, Inc.
Illinois Tool Works Inc.	Click Commerce, Inc.
Corel Corporation	InterVideo, Inc.
Symphony Technology Group LLC	Hummingbird Ltd.
Extensity Inc.	Systems Union Group plc
Attachmate Corporation	NetIQ Corp.
JDA Software Group, Inc.	Manugistics Group, Inc.
Dassault Systemes S.A.	MatrixOne, Inc.
Infor Global Solutions, Inc.	Datastream Systems, Inc.
Nokia Oyj	Intellisync Corp.
Autonomy Corporation plc	Verity, Inc.
Symantec Corporation	BindView Development Corporation
Hewlett-Packard Company	Peregrine Systems, Inc.
Access Co., Ltd.	PalmSource, Inc.
BEA Systems, Inc.	Plumtree Software, Inc.
Secure Computing Corporation	CyberGuard Corporation
EAS Group, Inc.	Brooktrout, Inc.
Cerberus Capital Management LP	Epiphany, Inc.
Sun Microsystems, Inc.	SeeBeyond Technology Corporation
Computer Associates International Inc.	Niku Corporation
Computer Associates International Inc.	Concord Communications, Inc.

FT Partners reviewed the premiums paid in these transactions over the average price of the target stock as reported by FactSet one trading day prior, five trading days prior and thirty trading days prior to announcement of such transactions. Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), FT Partners determined relevant ranges of multiples for such transactions. The following table summarizes the median premium and the range of premiums (discounts) for these transactions:

		Range of
	Median	Premiums
	Premium	(Discounts)

Premium (Discount) Paid to Target’s Share Price One Trading Day Prior to Announcement	21%	(5)% - 83%
Premium (Discount) Paid to Target’s Share Price 5 Trading Days Prior to Announcement	26%	1% - 76%
Premium (Discount) Paid to Target’s Share Price 30 Trading Days Prior to Announcement	31%	10% - 137%

The implied values of our common stock, calculated by using the median premiums shown above, were $4.11, $4.13 and $4.74, respectively, and the premiums (discounts) that these implied values represent relative to the $5.15 per share value of the merger consideration to be received by holders of Corillian common stock were (20.1)%, (19.8)% and (7.9)%, respectively.

Discounted Cash Flow Valuation

FT Partners derived a range of equity values for our common stock based upon the discounted present value of our after-tax cash flows from financial forecasts for the fiscal years ended December 31, 2007 through December 31, 2010, and the terminal value of Corillian at December 31, 2010, using the following three methods:

•	the EBITDA method, using forward terminal EBITDA multiples of 6x, 9x and 12x;

•	the Unlevered Net Income method, using forward terminal Unlevered Net Income multiples of 16x, 19x and 22x; and

•	the Dividend Discount method, assuming a dividend payout ratio of 0%.

FT Partners utilized discount rates ranging from 15% to 25% based on sensitivities to the capital asset pricing model. FT Partners utilized revenue growth rates for 2008 — 2010 of 5%, 10% and 15%, respectively, and EBITDA margins for 2008 — 2010 of 14%, 18% and 22%, respectively.

All projected data for the fiscal year ended December 31, 2007, were prepared and furnished by our management. Projected data for fiscal years ended 2008 through 2010 was prepared by FT Partners based upon assumptions derived from the fiscal year ended 2007 and guidance provided by us. All assumptions were reviewed by our management, who agreed they were reasonable in light of our historical operations and forecasted financial performance. FT Partners did not include the net present value of our net operating losses that we determined ranged from $0.41 to $0.45 on a per share basis.

This analysis resulted in a range of implied equity values per share for our common stock of $1.45 to $5.18.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, FT Partners considered the results of all of its analyses as a whole and, except as expressly noted above, did not attribute any particular weight to any analysis or factor considered by it. Furthermore, FT Partners believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, FT Partners made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by FT Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. FT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by FT Partners. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The merger consideration and other terms of the merger agreement were determined through negotiations between Corillian and CheckFree, and were approved by our board of directors subsequent to the determinations and recommendation of our board of directors. FT Partners did not recommend any specific consideration to our board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger. In addition, FT Partners’ opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its decision to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the FT Partners analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the value of Corillian or whether our board of directors would have been willing to agree to different consideration.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, FT Partners was of the opinion that, as of February 13, 2007, the right to receive $5.15 per share in cash was fair, from a financial point of view, to the Shareholders.

FT Partners acted as financial advisor to our board of directors, was entitled to receive a customary fee from us upon delivery of its opinion and will receive an additional customary fee upon the successful conclusion of the merger. In addition, we have agreed to indemnify FT Partners and its affiliates and related parties in connection with its engagement, including liabilities under the federal securities laws, and to reimburse certain of their expenses. FT Partners was not requested to provide, or to identify potential sources of, financing to us or to explore strategic alternatives other than a sale of Corillian. Except as set forth in the preceding sentence, no limitations were imposed on FT Partners by our board of directors with respect to the investigations made or procedures followed by FT Partners in rendering its opinion. In the ordinary course of its business, FT Partners and its affiliates may publish research reports regarding the securities of Corillian or CheckFree or their respective affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Effects on Corillian if the Merger is Not Completed

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Corillian will remain an independent public company and our common stock will continue to be listed and traded on Nasdaq. In addition, if the merger is not completed, we expect that our management will continue to operate the business and that our shareholders will continue to be subject to risks and opportunities that are similar to those to which they are currently subject, including, among other things, risks identified under “Special Note Regarding Forward-Looking Information” above. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under certain circumstances, we will be obligated to pay CheckFree a termination fee of $5.5 million. See “The Merger Agreement — Termination.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger and approving and adopting the merger agreement.

Stock Options

As of March 12, 2007, our current executive officers and directors held 2,882,675 shares of our common stock subject to outstanding stock options with an exercise price of less than $5.15 per share, which options were granted under our Amended and Restated 1997 Stock Option Plan, Amended and Restated 2000 Stock Incentive Compensation Plan and 2003 Nonqualified Stock Incentive Compensation Plan (collectively referred to as the “Company Stock Plans”). Each outstanding stock option that remains outstanding at the effective time of the merger, including those held by our executive officers and directors, will become fully vested and exercisable, and will then terminate and thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by the excess, if any, of $5.15 over the exercise price per share of common stock subject to such option.

Following is a table which sets forth, as of March 12, 2007, the number of outstanding options with exercise prices of less than $5.15 per share held by our executive officers and directors of the Company who have served as such at any time since January 1, 2006, the beginning of our last fiscal year, the weighted average exercise prices of such options, and the consideration that each such option holder will be entitled to receive pursuant to the merger agreement in connection with such options (not taking into account any applicable tax withholding).

	Number of Options
	with an Exercise	Weighted Average
	Price less than	Exercise Price of	Resulting
	$5.15 per Share	Such Options	Consideration

Alex P. Hart	1,371,667	$2.69	$3,371,850
Robert G. Barrett	23,334	$2.54	$60,869
Andre Bouchard	100,000	$4.52	$63,000
Chris Brooks	410,071	$2.25	$1,188,663
Eric Dunn	25,000	$4.05	$27,500
Brian Kissel	325,000	$3.18	$640,250
Erich J. Litch	400,937	$2.54	$1,046,857
Tyree B. Miller	20,000	$3.47	$33,600
James R. Stojak	20,000	$4.45	$14,000
Jay N. Whipple, III	10,000	$3.93	$12,200
Paul K. Wilde	200,000	$2.87	$456,000

Severance Arrangements

Each of our current executive officers has a change of control agreement with us that will remain in effect after the completion of the merger, each of which contain specific change of control severance payment provisions. Under these provisions, if the officer’s employment is terminated under certain circumstances following a change of control (such as the merger), the officer will be entitled to receive a lump sum severance payment as set forth in the officer’s employment agreement. Following is a table showing the amount of this severance payment for each of our executive officers.

Severance Payment Amount

Alex P. Hart	12 months base salary, plus grossed up amount of outstanding debt obligation to Corillian
Andre Bouchard	6 months base salary, plus 6 months of COBRA payments
Chris Brooks	12 months base salary
Brian Kissel	12 months base salary
Erich J. Litch	12 months base salary
Paul K. Wilde	12 months base salary

Indemnification and Insurance

Without limiting any additional rights that any officer or director may have under any written indemnification agreement, the merger agreement provides that CheckFree and the surviving corporation will indemnify and hold harmless each person who was a director or officer of Corillian or any of our subsidiaries at any time prior to the effective time of the merger, against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer or director of Corillian or any of our subsidiaries. In this regard, Corillian, and after the merger, CheckFree and the surviving corporation, will also be required to advance expenses as incurred to an indemnified officer or director to the fullest extent permitted by law.

The merger agreement also provides that the indemnification or advancement of expenses provisions in our charter and bylaws and indemnification agreements will continue in force and effect.

In addition, the merger agreement provides that prior to the effective time of the merger, CheckFree will cause to be maintained our existing directors and officers insurance policy for a period of six years from the effective time of the merger or, at our option, we may obtain, prior to the effective time of the merger, a six-year run-off program for our existing directors and officers insurance policy.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than an entity taxed as a partnership for federal income tax purposes) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax law that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, financial institutions, mutual funds, entities treated as partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti- inversion rules, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, under certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Except for the filing of articles of merger in Oregon at or before the effective date of the merger, and for the pre-merger notification filing required by the HSR Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Certain transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”) to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a 30-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. Corillian and CheckFree submitted the filings required by the HSR Act on March 5, 2007, and the applicable waiting period has not yet expired. The Antitrust Division notified Corillian and CheckFree on March 15, 2007 that it was conducting a preliminary investigation. Corillian and CheckFree have scheduled meetings with the Antitrust Division and are providing it with additional information. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. Neither Corillian nor CheckFree believes that the merger will violate federal antitrust laws. If the merger is not consummated within 12 months after the expiration or early termination of the initial HSR Act waiting period, Corillian and CheckFree would be required to submit new information to the Antitrust Division and the FTC and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be consummated.

Accounting Treatment

We expect that the merger will be accounted for by CheckFree using the purchase method of accounting, in accordance with generally accepted accounting principles.

THE MERGER AGREEMENT

The description of the merger agreement in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Annex A. The merger agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Corillian or the other parties thereto. In particular, the assertions embodied in Corillian’s representations and warranties contained in the merger agreement are qualified by information in the disclosure schedule provided by Corillian to CheckFree in connection with the signing of the merger agreement. This disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Corillian and CheckFree rather than establishing matters as facts. Accordingly, investors and securityholders should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Corillian or CheckFree.

Effective Time

The effective time of the merger will occur at the time that we file articles of merger with the Secretary of State of the State of Oregon (or such later time as provided in the articles of merger).

Structure

At the effective time of the merger, Merger Sub will merge with and into Corillian. Corillian will survive the merger and continue to exist after the merger as a wholly owned subsidiary of CheckFree. All of Corillian’s and Merger Sub’s properties (including real, personal and mixed properties), rights, privileges, powers and franchises (both public and private), and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation.

Treatment of Stock and Options

Corillian Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $5.15 in cash, without interest, other than shares of Corillian common stock held in the treasury of Corillian or owned by CheckFree, Merger Sub or any wholly owned direct or indirect subsidiary of Corillian or CheckFree immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration.

After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Corillian Stock Options

All outstanding Corillian stock options will become fully vested and exercisable at the effective time of the merger and, as of the effective time of the merger, will then terminate and thereafter represent only the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $5.15 over the exercise price per share of common stock subject to such option.

No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than $5.15 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger.

Exchange and Payment Procedures

Prior to the effective time of the merger, CheckFree will deposit in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with Mellon Investor Services LLC or another entity (the “paying agent”). Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each of our registered shareholders (each shareholder that holds stock in its own name as of the effective time of the merger). The letter of transmittal and instructions will tell such shareholders how to surrender their common stock certificates or shares they may hold represented by book entry in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Registered shareholders will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, CheckFree or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation. Shareholders who have not received the merger consideration prior to the delivery of such funds to the surviving corporation may look only to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the fact, in a form reasonably satisfactory to CheckFree and the paying agent.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation and bylaws and equivalent organizational documents;

•	our capitalization, including in particular the number of shares of our common stock and stock options;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement (including that our board of directors has approved, adopted and declared advisable the merger agreement, the merger and the transactions contemplated thereby and that such approval and adoption was made in accordance with the Oregon Business Corporation Act);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, material contracts or applicable law as a result of entering into the merger agreement and consummating the merger;

•	our SEC filings since December 31, 2003, including the financial statements contained therein;

•	our evaluation of our disclosure controls and procedures and the absence of significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting;

•	stock option grant practices;

•	the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since September 30, 2006;

•	material contracts;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	legal proceedings and governmental investigations;

•	compliance with laws and the possession of permits to operate the business and compliance with applicable legal requirements and certain agreements;

•	intellectual property;

•	taxes;

•	our and our subsidiaries’ title to assets;

•	environmental matters;

•	employment and labor matters affecting us or our subsidiaries;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	the receipt by us of a fairness opinion from FT Partners; and

•	the absence of undisclosed broker’s or finder’s fees.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any material adverse change in, or material adverse effect on, our business, financial condition or continuing operations or of our subsidiaries, taken as a whole.

A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, change or effect resulting from:

•	general changes in the industries in which we and our subsidiaries operate, except those events, circumstances, changes or effects that adversely affect us and our subsidiaries to a greater extent than they affect other entities operating in such industries;

•	changes in general economic conditions in the United States that do not have a disproportionate effect on us or our subsidiaries;

•	changes in the United States securities markets;

•	the execution of the merger agreement, including its announcement, pendency or consummation of the transactions;

•	changes in generally accepted accounting principles or accounting rules and regulations; or

•	any action provided for by the merger agreement or taken at the request of CheckFree or the Merger Sub.

You should be aware that these representations and warranties are made by us to CheckFree and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See the introduction to this section, “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by CheckFree and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	compliance with laws;

•	the formation and purposes of Merger Sub;

•	the absence of undisclosed broker’s and finder’s fees;

•	the accuracy of information supplied for this proxy statement;

•	the possession by CheckFree of sufficient funds to permit it and Merger Sub to consummate the merger;

•	CheckFree’s and Merger Sub’s ownership of Corillian common stock; and

•	CheckFree’s and Merger Sub’s review and analysis of the businesses, assets, condition, operations and prospects of Corillian and our subsidiaries.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

For the period between February 13, 2007 and the completion of the merger, we and our subsidiaries have agreed that we will, except as otherwise contemplated by the merger agreement:

•	conduct our business in the ordinary course of business consistent with past practice; and

•	use reasonable commercial efforts to preserve intact our business organization and relationships with customers, suppliers and other persons with whom we have significant business relations.

Without the limitation of the foregoing, under the merger agreement we have agreed that we will not, except as otherwise contemplated by the merger agreement or unless CheckFree gives its prior written consent:

•	amend or otherwise change our articles of incorporation or bylaws;

•	issue any shares of our common stock or rights to purchase our common stock, other than pursuant to the exercise of currently outstanding stock options;

•	acquire any share of our outstanding common stock;

•	split or reclassify our common stock or declare or pay any dividend or other distribution in respect of any common stock or otherwise make any payments to shareholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, recapitalization or other reorganization of the Company or any of our subsidiaries, other than the merger described in this proxy statement;

•	other than in the ordinary course of business consistent with past practice, acquire or dispose of any assets that, in the aggregate, are material to Corillian and our subsidiaries;

•	other than in the ordinary course of business consistent with past practice, incur any new material indebtedness for borrowed money or guarantee any such indebtedness or make any loans or advances other than pursuant to transactions among our subsidiaries and us;

•	increase the compensation of our directors or officers, or enter into or amend any employment or severance agreements with any director, officer or key employee, or materially increase the compensation of any key employee, other than in the ordinary course consistent with past practice and certain specific exceptions;

•	except in connection with the merger agreement or in the ordinary course of business consistent with past practices, terminate, materially amend or create any benefit plans or pay or accelerate any employee benefit plan or pay or accelerate any benefit thereunder, other than be required by the terms of any the benefit plan;

•	change any of the accounting methods we use unless required by GAAP or applicable law;

•	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

•	pay, discharge or satisfy any material claim, liability or obligation other than in the ordinary course of business and consistent with past practice and other than to the extent reserved against in our most recent consolidated financial statements;

•	authorize or make any commitment with respect to, any capital expenditure not in our capital budget in excess of $100,000 individually, or $500,000 in the aggregate;

•	make, revoke or change any material tax election or material method of tax accounting, file any amended tax return (unless required by law), enter into any closing agreement relating to a material amount of taxes, settle or compromise any material liability with respect to taxes or consent to any material claim or assessment relating to taxes;

•	(i) abandon, sell, assign, or grant any security interest in or to any item of intellectual property we own or license that is material to or necessary to operate our business in the ordinary course, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any intellectual property we own or license, other than in the ordinary course of business consistent with past practice; (iii) develop, create or invent any intellectual property jointly with any third party (other than consultants in the ordinary course of business), (iv) disclose, or allow to be disclosed any confidential intellectual property, other than subject to commercially reasonable procedures to protect the confidentiality of such intellectual property, or (v) fail to take all commercially reasonably actions that are required to maintain, or that we reasonably believe are required to protect, our interest in each item of intellectual property we own or license;

•	other than in the ordinary course of business consistent with past practice, or on terms not materially adverse to us, taken as a whole, modify, amend or terminate any material contract or waive, release or assign any material rights or claims thereunder;

•	fail to make in a timely manner any filings with the SEC required to be filed by us under securities laws, subject to certain limited exceptions;

•	enter into any contract or agreement with any of our directors or executive officers or their respective affiliates;

•	draw down on lines or credit or incur expenditures on research and development, other than in ordinary course of business and consistent with past practice;

•	announce an intention or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

•	fail to file tax returns or pay taxes when due.

No Solicitation of Transactions

We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to direct our accountants, counsel, investment bankers and other representatives not to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any acquisition proposal or offer; or

•	engage in discussions or negotiations with, or furnish any information or data to, any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for an acquisition proposal.

An acquisition proposal is:

•	any proposal to acquire beneficial ownership of 20% or more of Corillian’s common stock pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, tender offer or exchange offer or other similar transaction involving us; or

•	any proposal to acquire 20% or more of the assets of Corillian and its subsidiaries.

Despite the foregoing restrictions, we are permitted to furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding an acquisition proposal, so long as our board of directors has:

•	determined, in its good faith judgment (after consulting with our financial advisor), that such proposal or offer would be reasonably expected to lead to a superior proposal; or

•	determined, in its good faith judgment after consulting with our legal counsel, that, in light of such proposal or offer, the failure to furnish such information or participate in such discussions or negotiations may be inconsistent with its fiduciary duties to our shareholders under applicable law.

In either case, we must first have obtained from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement executed in connection with the merger described in this proxy statement, and we must provide prompt notice to CheckFree of our intent to furnish information or enter into discussions with such person.

For purposes of the merger agreement, a “superior proposal” means an acquisition proposal that our board of directors determines, after consulting with its financial advisor to be more favorable from a financial point of view to our shareholders than the merger described in this proxy statement.

Additionally, under the merger agreement, we may not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CheckFree or Merger Sub, the approval or recommendation by our board of directors of the merger agreement or the merger (or approve or recommend, or propose publicly to approve or recommend any acquisition proposal). Despite the foregoing restrictions, if our board of directors determines, in its good faith judgment at any time prior to the approval of the merger by our shareholders after consulting with counsel that the failure to make a change in our board of directors recommendation to our shareholders of the merger may be inconsistent with its fiduciary duties, our board of directors may make a change in recommendation and/or recommend a superior proposal, provided that:

•	we notify CheckFree that our board of directors intends to make a change of recommendation (which must set forth the material terms and conditions of the superior proposal and identify the person making such superior proposal);

•	CheckFree shall not have proposed, within three business days after CheckFree’s receipt of the notice of superior proposal, to amend the merger agreement to provide for terms that our board of directors determines in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to our shareholders as such superior proposal; and

•	in the event we terminate the merger agreement to accept a superior proposal, we promptly pay to CheckFree a fee of $5.5 million (as further described below under “Fees and Expenses”).

We also have agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; and

•	to notify CheckFree promptly of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal.

Access to Information

We have agreed to:

•	provide to CheckFree and CheckFree’s representatives access, during normal business hours and upon reasonable notice by CheckFree, to our officers, employees, agents, properties, offices and other facilities and those of our subsidiaries and to our and their respective books and records; and

•	furnish promptly to CheckFree such information concerning our and our subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects as CheckFree or its representatives may reasonably request.

Each party to the merger agreement has agreed to (and to cause its affiliates and representatives to): (a) comply with the confidentiality agreement between us and CheckFree as if a party to that agreement and (b) hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and representatives.

Special Meeting

Under the merger agreement, we have agreed:

•	to duly call, give notice of, convene and hold a meeting of our shareholders as promptly as practicable following the date hereof for the purpose of considering and taking action on the merger agreement; and

•	to include in this proxy statement, the recommendation of our board of directors that our shareholders approve the merger agreement.

Employee Matters

CheckFree has agreed that on and after the effective time of the merger, CheckFree will, and will cause the surviving corporation to, honor in accordance with their terms certain specified change of control and severance agreements and certain severance guidelines of Corillian for employees terminated within one year following the effective time. Also, following the closing of the merger, CheckFree has agreed to cause the surviving corporation to provide our employees and those of our subsidiaries who remain employed by CheckFree with employee benefits no less favorable than those maintained by CheckFree for similarly situated employees of CheckFree or its subsidiaries.

With respect to our employees and those of our subsidiaries who remain employed by CheckFree, the surviving corporation or their subsidiaries after the effective time of the merger, CheckFree will, and will cause the surviving corporation to, treat, and cause the applicable benefit plans to treat, those employees’ period of service to us and our subsidiaries before the effective time of the merger as service rendered to CheckFree or the surviving corporation for purposes of eligibility to participate, vesting and for other appropriate benefits. Each of these employees will be required to submit to a drug test and background check in accordance with CheckFree’s policies.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders must have approved the merger;

•	the waiting periods applicable to consummation of the merger under the HSR Act must have expired or been terminated; and

•	there must not be any governmental orders or actions that seek to make the merger illegal or otherwise restrict, prevent or prohibit the consummation of the merger.

Conditions to Obligations of CheckFree and Merger Sub

The obligations of CheckFree and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties set forth in the merger agreement except as would not have a material adverse effect and except for the representation and warranty regarding our capitalization which must be accurate except for inaccuracies that are de minimis in the aggregate;

•	the performance, in all material respects, by us of our obligations under the merger agreement;

•	our delivery to CheckFree of our audited financial statements as of and for the year ended December 31, 2006;

•	the absence of a material adverse effect; and

•	the delivery by us of certain certificates executed by our officers.

Conditions to Obligations of the Company

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of CheckFree and Merger Sub set forth in the merger agreement, except as would not have a material adverse effect;

•	the performance, in all material respects, by each of CheckFree and Merger Sub of its obligations under the merger agreement; and

•	the delivery by CheckFree of certain certificates executed by its officers.

The completion of the merger is not subject to CheckFree securing financing to fund the payment of cash to our shareholders. Other than the conditions pertaining to our shareholder approval, the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders, either we, on the one hand, or CheckFree and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of Corillian, CheckFree or Merger Sub, however, has expressed to the other parties any intention to waive any condition as of the date of this proxy statement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of us and CheckFree and Merger Sub;

•	by either us or CheckFree if:

•	the merger has not been consummated by June 15, 2007, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before such date; and provided further that we may extend this date to October 15, 2007 if all conditions to closing have been met or waived other than the expiration or termination of the waiting period under the HSR Act and the absence of governmental orders;

•	any governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and non-appealable;

•	the required vote of our shareholders to adopt the merger agreement is not obtained at the meeting of our shareholders where such vote was taken; or

•	if our board of directors effects, under certain circumstances related to a superior proposal, a change in its recommendation to our shareholders to vote in favor of the merger agreement.

•	by CheckFree if:

•	we breach or fail to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to the obligations of CheckFree or Merger Sub to effect the merger being satisfied (unless such breach or failure can be cured and we exercise commercially reasonable efforts to cure the breach or failure); or

•	our board of directors approves or recommends to our shareholders a competing transaction or withdraws or modifies in a manner adverse to CheckFree or Merger Sub its recommendation to our shareholders to vote in favor of the merger agreement, other than, in certain circumstances, a change of recommendation related to a superior proposal.

•	by us:

•	in order to accept a superior proposal, and we pay the termination fee as specified in the merger agreement; or

•	if either CheckFree or Merger Sub breaches or fails to perform, in any material respect, any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied (unless such breach or failure can be cured and CheckFree or Merger Sub, as the case may be, exercises commercially reasonable efforts to cure the breach or failure).

Fees and Expenses

We have agreed to pay CheckFree a fee of $5.5 million in cash if:

•	the merger agreement is terminated by CheckFree because our board of directors approves or recommends a competing transaction or withdraws or modifies in a manner adverse to CheckFree or Merger Sub its recommendation to our shareholders to vote in favor of the merger agreement other than, in certain circumstances, a change of recommendation related to a superior proposal;

•	the merger agreement is terminated by us in order to accept a superior proposal;

•	the merger agreement is terminated by either CheckFree or us if our board of directors effects, under certain circumstances related to a superior proposal, a change in its recommendation to our shareholders to vote in favor of the merger agreement; or

•	the merger agreement is terminated by us after June 15, 2007 without a vote of our shareholders being taken or by either CheckFree or us if the meeting has occurred and our shareholders did not approve the merger agreement, and in either case a competing proposal has been publicly disclosed and, within one year, we enter into an agreement related to such acquisition proposal for the acquisition of Corillian.

Amendment and Waiver

The merger agreement may be amended by the parties thereto at any time before or after approval of the merger agreement by our shareholders, but, after any such approval, no amendment will be made that would reduce the amount or change the type of consideration into which each share shall be converted upon consummation of the merger.

Until the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is quoted on Nasdaq under the symbol “CORI.” The following table sets forth the high and low sales prices per share of our common stock on Nasdaq for the periods indicated.

Fiscal Year Ended
December 31, 2006	High	Low

Quarter ended December 31, 2006	$3.82	$2.58
Quarter ended September 30, 2006	$2.99	$2.44
Quarter ended June 30, 2006	$4.12	$2.68
Quarter ended March 31, 2006	$3.93	$2.69

Fiscal Year Ended
December 31, 2005	High	Low

Quarter ended December 31, 2005	$3.27	$2.43
Quarter ended September 30, 2005	$3.46	$3.02
Quarter ended June 30, 2005	$3.67	$3.01
Quarter ended March 31, 2005	$4.95	$2.82

Fiscal Year Ended
December 31, 2004	High	Low

Quarter ended December 31, 2004	$6.05	$4.38
Quarter ended September 30, 2004	$6.25	$4.04
Quarter ended June 30, 2004	$5.70	$3.72
Quarter ended March 31, 2004	$8.15	$4.30

The closing sale price of our common stock on Nasdaq on February 13, 2007, which was the last trading day before we announced the merger, was $3.45 per share, compared to which the merger consideration represents a premium of 49%.

On March 16, 2007, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $5.02 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of March 12, 2007, there were 402 holders of record of Corillian common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our board of directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, our general financial condition and general business conditions. In addition, the payment of dividends is prohibited by the terms of the merger agreement, except with CheckFree’s prior written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of Corillian’s common stock as of March 12, 2007, by:

•	each current director;

•	the principal executive officer;

•	the principal financial officer;

•	the other executive officers;

•	all executive officers and directors as a group; and

•	each other person known to us to own beneficially more than five percent of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following March 12, 2007 (including all shares subject to stock options that will be exercisable at the effective time of the merger). These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each shareholder has sole voting and dispositive power with respect to the securities beneficially owned by that shareholder, and no such securities have been pledged to a third party. Unless a footnote indicates otherwise, the address of each person listed below is c/o Corillian Corporation, 3400 NW John Olsen Place, Hillsboro, Oregon, 97124. As of March 12, 2007, there were 45,311,070 shares of Corillian common stock outstanding.

	Beneficially
Name and Address	Owned	Outstanding

Raj Rajaratnam and affiliates(1)	4,144,813	9.15%
590 Madison Avenue New York, New York 10022
Royce & Associates, LLC(2)	3,076,991	6.79
1414 Avenue of the Americas New York, New York 10019
Dreman Value Management, LLC(3)	2,562,700	5.66
Harborside Financial Center, Plaza 10, Suite 800 Jersey City, New Jersey 07311
Alex Hart(4)	1,615,837	3.44
Jay N. Whipple, III(5)	763,198	1.68
Paul K. Wilde(6)	600,000	1.31
Chris Brooks(7)	447,138	*
Erich J. Litch(8)	440,646	*
Brian Kissel(9)	332,489	*
Tyree B. Miller(10)	145,000	*
Andre Bouchard(11)	100,000	*
Eric Dunn(12)	46,000	*
James R. Stojak(13)	20,000	*
All directors and executive officers as a group (10 persons)(14)	4,510,308	9.22%

*	Represents beneficial ownership of less than 1%.

(1)	The information is as reported on Schedule 13G as filed February 13, 2007. Of these shares, 687,850 are owned by Galleon Advisors, L.L.C., and the remaining shares are owned by various entities affiliated with Mr. Rajaratnam as follows: (i) 613,100 shares are held by Galleon Captain’s Partners, L.P., (ii) 2,306,900 shares are held by Galleon Captain’s Offshore, Ltd., (iii) 248,800 shares are held by Galleon Buccaneer’s Offshore, Ltd., (iv) 74,750 shares are held by Galleon Communications Partners, L.P., (v) 168,213 shares are held by Galleon Communications Offshore, Ltd., and (vi) 45,200 shares are held by SG AM AI EC IV. Pursuant to the partnership agreement of Galleon Captain’s Partners, L.P. and Galleon Communications Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captain’s Partners, L.P. and Galleon Communications Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Buccaneer’s Offshore, Ltd. and SG AM AI EC IV. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, Ltd., Galleon Buccaneer’s Offshore, Ltd., Galleon Communications Partners, L.P., Galleon Communications Offshore, Ltd. and SG AM AI EC IV, as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

(2)	This information is based on a Schedule 13G filed on January 17, 2006. Royce & Associates LLC has sole power to vote and dispose of all 3,076,991 shares.

(3)	This information is based on a Schedule 13G filed on February 14, 2007. Dreman Value Management LLC has sole power to vote and dispose of all 2,562,700 shares.

(4)	Includes 1,611,667 shares subject to options exercisable within 60 days of March 12, 2007, 1,371,667 of which have an exercise price of less than $5.15.

(5)	Includes 10,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(6)	Consists of 600,000 shares subject to options exercisable within 60 days of March 12, 2007, 200,000 of which have an exercise price of less than $5.15.

(7)	Includes 443,571 shares subject to options exercisable within 60 days of March 12, 2007, 410,071 of which have an exercise price of less than $5.15.

(8)	Includes 435,937 shares subject to options exercisable within 60 days of March 12, 2007, 400,937 of which have an exercise price of less than $5.15.

(9)	Includes 325,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(10)	Includes 20,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(11)	Consists of 100,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(12)	Includes 25,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(13)	Consists of 20,000 shares subject to options exercisable within 60 days of March 12, 2007, all of which have an exercise price of less than $5.15.

(14)	Includes 3,591,175 shares subject to options exercisable within 60 days of March 12, 2007, 2,882,675 of which have an exercise price of less than $5.15.

DISSENTERS’ RIGHTS

Under Oregon law, a shareholder of a class or series of shares that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System on the record date of the meeting of shareholders at which the transaction is to be approved or on the date that a copy or summary of the plan of merger is mailed to the shareholders under Oregon law, do not have dissenters’ rights unless the company’s articles of incorporation otherwise provide for dissenters’ rights. Corillian’s common stock is traded on the Nasdaq Global Market and its Articles of Incorporation do not provide for dissenters’ rights. Therefore, holders of Corillian common stock will not be entitled to dissenters’ rights under Oregon law. For additional information on dissenters’ rights under Oregon law, please refer to ORS 60.554 and the other applicable provisions of the Oregon law attached as Annex C. You are encouraged to read these provisions in their entirety.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Corillian may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or if the conditions to closing of the merger are unlikely to be completed within a reasonable time following the special meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Corillian files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at Corillian Corporation, 3400 NW John Olsen Place, Hillsboro, Oregon, 97214, (503) 6289-3300, Attention: Corporate Secretary. If you would like to request documents, please do so promptly in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 19, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of shareholders must have been received by us no later than December 16, 2006 and must have complied with Rule 14a-8.

According to our bylaws, for business to be properly brought before the 2007 annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the date of the 2007 annual meeting of shareholders; provided, that in the event that less than 70 days’ notice of the date of the 2007 annual meeting of shareholders is given to the shareholders, notice by the shareholder, to be timely, must be so received not later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed.

If we receive proper notice of a shareholder proposal pursuant to our bylaws, and such notice is not received a reasonable time prior to mailing by us of our proxy materials for our 2007 annual meeting of shareholders, we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Corillian Corporation, 3400 NW John Olsen Place, Hillsboro, Oregon, 97214, (503) 6289-3300, Attention: Corporate Secretary.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Corporate Secretary at the address or telephone number provided above.

By Order of the Board of Directors,

Erich J. Litch
Corporate Secretary
March 19, 2007

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHECKFREE CORPORATION,

CF OREGON, INC.,

and

CORILLIAN CORPORATION

February 13, 2007

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about CheckFree or Corillian. Such information can be found elsewhere in this proxy statement and in the public filings each of CheckFree and Corillian makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties CheckFree and Corillian made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by Corillian to CheckFree in connection with signing the merger agreement. While neither CheckFree nor Corillian believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Corillian’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Corillian’s public disclosures.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2007 (this “Agreement”), by and among Corillian Corporation, an Oregon corporation (the “Company”), CheckFree Corporation, a Delaware corporation (“Parent”), and CF Oregon, Inc., an Oregon corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company pursuant to the merger of Sub into Company with Company as the Surviving Corporation, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal made by any Person or Persons other than Parent, Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Agreements” has the meaning set forth in Section 4.9(a).

“Benefit Plans” has the meaning set forth in Section 4.9(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(e).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to execution of this Agreement.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not disproportionately affected thereby), (ii) the United States economy (so long as the Company and its Subsidiaries are not disproportionately affected thereby) or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided further that any adverse effect on the Company and its Subsidiaries resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (B) changes in GAAP or the accounting rules and regulations of the SEC, or (C) any action provided for by this Agreement or taken at the request of Parent or Sub, shall also be excluded from the determination of Company Material Adverse Effect.

“Company Option Plans” means the Company’s Amended and Restated 1997 Stock Option Plan, Hatcher Associates, Inc. Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Compensation Plan, the ESPP, and 2003 Nonqualified Stock Incentive Compensation Plan.

“Company Permits” has the meaning set forth in Section 4.11(b).

“Company Products” has the meaning set forth in Section 4.12(f).

“Company Recommendation” has the meaning set forth in Section 6.7.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.7.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.4(a).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the Release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.),the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar state and local Laws, in effect as of the date hereof.

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

ESPP means the Company’s 2000 Employee Stock Purchase Plan, as amended and restated on May 8, 2001.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FTP” has the meaning set forth in Section 4.18.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs

“Insured Parties” has the meaning set forth in Section 6.6(b).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination, after reasonable inquiry, are actually known to the chief executive officer, president, chief financial officer, general counsel or other senior executive officers of the referenced party.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“License-In Agreements” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“OBCA” means the Oregon business corporation act, as amended.

“Option Consideration” means the aggregate amount required to make the payments set forth in Section 3.4(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.7.

“Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” has the meaning set forth in Section 6.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Options” has the meaning set forth in Section 3.4(a).

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means any Acquisition Proposal that the Company’s board of directors determines, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration, claim for refund, information statement or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, withholding, workman’s compensation, unemployment insurance, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“United States” means the United States of America.

Section 1.2  Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the OBCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the OBCA.

Section 2.2  Effective Time.  Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Oregon for filing as provided in the OBCA, and shall make all other deliveries, filings or recordings required by the OBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Oregon, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the OBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4  Articles of Incorporation and Bylaws of the Surviving Corporation.  The articles of incorporation of the Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time be the articles of incorporation of Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Corillian Corporation, until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.5  Directors and Officers of the Surviving Corporation.  The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1  Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $5.15 in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, no par value, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, no par value, of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent or the Company shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2  Exchange of Certificates and Book-Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to a paying agent mutually agreed upon by Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and the holders of Stock Options at the Effective Time, sufficient funds for timely payment of (i) the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares plus (ii) the aggregate Option Consideration to be paid pursuant to Section 3.4 in respect of the Stock Options (such cash being hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and the Option Consideration contemplated by Section 3.4, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders or holders of Stock Options of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares and any holders of Stock Options shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3  Shares of Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Sections 60.551 to 60.594 of the OBCA and who has exercised, when and in the manner required by Sections 60.551 to 60.594 of the OBCA to the extent so required prior to the

Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Sections 60.551 to 60.594 of the OBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Sections 60.551 to 60.594 of the OBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Sections 60.551 to 60.594 of the OBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Sections 60.551 to 60.594 of the OBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without any interest thereon, as set forth in subsection (a) of Section 3.1 or converted or cancelled in accordance with subsections (b) or (c) of Section 3.1, as applicable.

Section 3.4  Treatment of Stock Options.

(a) As soon as practicable following the date of this Agreement and to the extent necessary, the board of directors of the Company (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions and take such other actions as are required to adjust the terms of options to purchase shares of Common Stock issued pursuant to the Company Option Plans (excluding any purchase rights issuable pursuant to the ESPP) that are outstanding at the Effective Time (“Stock Options”), to provide that each Stock Option, whether or not vested or exercisable prior to the Effective Time or as a result of the Merger, shall (i) at the Effective Time immediately be converted into the right to receive cash in an amount equal to (A) the number of shares subject to the Stock Option multiplied by (B) the Merger Consideration, less the applicable Stock Option exercise price per share of Common Stock subject to such Stock Option, provided that this amount is greater than zero, and less any applicable tax withholding obligations, and (ii) otherwise terminate at the Effective Time. Immediately following the Effective Time, Parent shall promptly pay or cause to be paid to the holders of Stock Options the consideration as provided in this Section 3.4.

(b) From and after the Effective Time, no holder of a Stock Option shall have any right to acquire equity of the Company, the Surviving Corporation, the Parent or any of their respective affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1  Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of the articles of incorporation and bylaws, as currently in effect, of the Company and each of its Subsidiaries. Neither the Company nor any of the Subsidiaries is in violation of any provision of its articles of incorporation or bylaws.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary, the other jurisdictions in which it is qualified to do business and the percentage of the outstanding equity interest of each Subsidiary owned by the Company, any other Subsidiary and any other holder of equity in such Subsidiary, is set forth in Section 4.1(b) of the Company Disclosure Schedule.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, 45,226,806 of which were issued and outstanding on February 8, 2007 (the “Capitalization Date”) (none of which are held in treasury of the Company) and (ii) 40,000,000 shares of preferred stock, no ascribed or par value per share, none of which was issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the Capitalization Date, 6,423,522 shares of Common Stock were reserved for future issuance pursuant to outstanding Stock Options, restricted stock awards and purchase rights granted pursuant to the Company Option Plans, of which 6,418,085 were subject to outstanding Stock Options, 5,437 were subject to purchase rights in respect of the current offering period under the ESPP, and no shares were subject to outstanding restricted stock awards. At the Closing, the aggregate number of shares of capital stock of the Company issued and outstanding and issuable upon exercise of outstanding Stock Options, restricted stock awards or purchase rights shall be equal to or less than the aggregate number of issued or issuable shares of capital stock of the Company set forth in this Section 4.2(a) or as permitted by Parent pursuant to Section 6.1 hereof. As of the date hereof, other than pursuant to the Company Option Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Stock Option outstanding as of the Capitalization Date: (i) the name of the Stock Option recipient; (ii) the number of shares of Common Stock subject to such Stock Option; (iii) the exercise or purchase price of such Stock Option; (iv) the date on which such Stock Option was granted; (v) the extent to which such Stock Option is vested and/or exercisable and whether the exercisability of or right to repurchase of such Stock Option will be accelerated in any way by the Merger and the extent of acceleration; and (vi) whether such Stock Option is a non-qualified stock option or an incentive stock option. All outstanding shares of Common Stock, all Stock Options and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all respects with applicable Laws.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.

(c) Neither the Company nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. On or prior to the date of this Agreement, the Company’s board of directors, at a meeting duly called and held, (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the OBCA), (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, and (iv) resolved to recommend that the Company’s shareholders approve and adopt this Agreement and Merger.

Section 4.4  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound that would have a material impact on the Company and its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets that would have a material impact on the Company and its Subsidiaries or (iv) other than in connection with or compliance with (A) the OBCA, (B) the HSR Act, (C) Nasdaq rules and listing standards and (D) the Exchange Act, require the Company to make any material filing or registration with or notification to, or require the Company to obtain any material authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”) except, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure to which to make or obtain would not be material to the continued operation of the Company and its Subsidiaries in the ordinary course or result in the payment of a material fine or penalty; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.5  SEC Reports.

(a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2003 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). As the date of this Agreement, there are no outstanding comment letters or requests for information from the SEC with respect to any Company SEC Report. No Subsidiary is required to file any form, report or other document with the SEC.

(b) The Company has timely filed or furnished all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure and are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(c) The Company has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company’s management has not notified the Company’s auditors and audit committee since the latest Report on Form 10-K of any significant deficiency, material weakness or fraud.

(d) The Company has accounted for its stock options in accordance with GAAP for the fiscal years ended December 31, 2004, 2005 and 2006. The Company does not have any program or practice in place to (i) time stock option grants to employees or directors with the release of material non-public information in a manner intended to improperly favor employees or directors or (ii) set the exercise prices in coordination with such release in a manner intended to improperly favor employees or directors.

Section 4.6  No Undisclosed Liabilities.  Except for (a) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, (b) liabilities and obligations disclosed in the financial statements and notes thereto included in the Company SEC Reports since January 1, 2006, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since September 30, 2006, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

Section 4.7  Absence of Certain Changes.  Except as contemplated by this Agreement, since September 30, 2006 neither the Company nor any of its Subsidiaries (i) has suffered a Company Material Adverse Effect, (ii) has taken any action that would be prohibited by Section 6.1(a) through Section 6.1(t) if taken after the date hereof; or (iii) conducted their businesses other than in the ordinary course of business consistent with past practice.

Section 4.8  Material Contracts.

(a) As of the date hereof and other than as set forth on Section 4.8 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract:

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business (including the sale of any product) or in any geographic area or that contains an express non-competition covenant on the part of the Company;

(iii) that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company;

(iv) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $100,000;

(vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $100,000 (other than in the ordinary course of business);

(vii) that is a collective bargaining agreement or any other agreement with a union;

(viii) that is an employment, consulting, severance, termination or indemnification contract obligating the Company or any of its Subsidiaries after the Closing to pay to any current or former employee, officer or director of the Company;

(ix) that is with an officer or director of the Company under which the Company or any of its Subsidiaries would have obligations after the Closing;

(x) that creates an obligation on the part of the Company or a Subsidiary to pay another Person an amount in excess of $100,000 in any 12 month period beginning on or after January 1, 2007;

(xi) that creates an obligation on the part of another Person to pay the Company or a Subsidiary an amount in excess of $100,000 in any 12 month period beginning on or after January 1, 2007 (other than pursuant to customer Contracts in the ordinary course of business, unless such obligation is in an amount in excess of $500,000 during such 12 month period);

(xii) that relates to the lease or sublease of real property; or

(xiii) is entered into outside the ordinary course of business and creates a material obligation of payment to or from the Company or any of its Subsidiaries.

Each such contract described in clauses (i)-(xii) is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

Section 4.9  Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all material employee benefit plans, programs and arrangements providing retirement, pension, health, medical, life insurance, disability, deferred compensation, bonus, incentive compensation, options, equity-based compensation, retention, severance or other similar benefits, whether or not in writing, including plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries by the Company or by any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or pursuant to which the Company or any of its Subsidiaries has an obligation or a liability (such plans, “Benefit Plans”) and all material employment and severance agreements with employees of the Company or any of its Subsidiaries (such agreements, “Benefit Agreements”).

(b) With respect to each Benefit Plan and, where applicable, Benefit Agreement that is not a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS, (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the knowledge of the Company, nothing has occurred since the date of the most recent such determination, opinion or advisory letter that would adversely affect such qualification, (ii) to the knowledge of the Company, such Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, (iii) no disputes are pending, or, to the knowledge of the Company, threatened that, if decided adversely to such Benefit Plan or the

Company would have a Company Material Adverse Effect, and (iv) except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in, or accelerate the time of payment of or increase the vested benefit of, compensation due any current employee or officer of the Company.

(c) Neither the Company nor any ERISA Affiliate has now or at any time during the last six years contributed to, sponsored, or maintained a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV or ERISA, including any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(d) The transactions contemplated by this Agreement will not result in payments subject to loss of deduction pursuant to Section 280G of the Code.

(e) None of the Benefit Plans provides for or promises medical, group health or retiree life insurance benefits for a period following retirement or other termination of employment to any current or former employee, officer or director of the Company or any of its Subsidiaries, except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable law.

(f) None of the Company or its Subsidiaries has any knowledge of any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would have a Company Material Adverse Effect.

Section 4.10  Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending for which the Company has been notified or, to the knowledge of the Company, overtly threatened in writing that is material to the Company and its Subsidiaries.

Section 4.11  Compliance with Law.

(a) Neither the Company nor any of its Subsidiaries is in material violation of, or in material default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties that is material to the Company and its Subsidiaries.

(b) Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, in each case that are necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, overtly threatened in writing, in each case as would be material to the Company and its Subsidiaries.

(c) Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.12(a), Section 4.15 and Section 4.16, respectively.

Section 4.12  Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property”). With respect to each item of Intellectual Property required to be identified in this Section 4.12: (i) the Company or its Subsidiary is the sole owner and possesses all right, title, and interest in and to such systems or item, free and clear of any material lien; (ii) such systems or item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending before a Governmental Entity or, to the knowledge of the Company, is overtly threatened in writing that challenges the legality, validity, enforceability, registrations, use, or ownership of such systems or item; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conduct with respect to such systems or item (other than in the ordinary course of business).

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements” and the Intellectual Property subject to such License-In Agreements being referred to as the “Licensed Intellectual Property”). To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries has received notice, or has knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) such License-In Agreement; (iv) no licensor party to any License-In Agreement is in default of such License-In Agreement; (v) neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and (vi) neither the Company nor any of its Subsidiaries has granted any material sublicense or similar right with respect to any License-In Agreement.

(c) The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.12(b) of the Company Disclosure Schedule, all Intellectual Property actually used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property, the absence of which would not reasonably be expect to be material to the continued operation of the Company and its Subsidiaries in the ordinary course or result in the payment of a material fine, penalty, royalty or other amount. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use.

(d) None of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, excluding any of the forgoing that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any of its Subsidiaries.

(f) Schedule 4.12(f) of the Company Disclosure Schedule contains a list of material software that the Company sells, licenses, distributes or grants an interest in to third parties (“Company Products”) and identifies all material Intellectual Property owned by any third party that is embedded in the Company Products and lists each contract between the Company and the owner of such Intellectual Property. To the Company’s knowledge, all Company Products were developed by either (i) employees of the Company within the scope of their employment and who have executed valid and enforceable assignments of all intellectual property rights associated therewith to Company, or (ii) independent contractors who have no rights in the Company Products or have assigned all of their rights to Company pursuant to written and enforceable contracts. The Company Products do not contain any open-source, shareware or other publicly available code. Each of the Company Products complies in all material respects with its respective published specifications. Schedule 4.12(f) of the Company Disclosure Schedule lists each agreement pursuant to which a third party (i) has been granted a right or license to sublicense, distribute, resell or provide any Company Products to unaffiliated parties, (ii) has been granted a right or license to act as a service bureau or outsource services provided for unaffiliated third parties using any the Company Products; (iii) has been granted any exclusive license rights in any of the Company Products; or (iv) has been granted pricing concessions that require that its pricing be as favorable as pricing granted to other similarly situated customers (other than customer Contracts entered into in the ordinary course of business). There are no “time bombs,” expiry dates, dongle or other code in the Company Products that will materially disrupt or terminate the operation or have a material adverse impact on the operation of copies of the Company Products licensed to customers.

(g) The Company and its Subsidiaries have used commercially reasonable efforts to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use by the Company or its Subsidiaries.

Section 4.13  Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid all Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries. The accruals and reserves for Taxes reflected in each Company SEC Report is adequate to satisfy all Taxes accruable through the relevant date of such Company SEC Report (including any interest and penalties, if any, thereon) in accordance with GAAP.

(b) There are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries. No taxing authority has asserted in writing against the Company or any Subsidiary any deficiency or claim for any Taxes.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(e) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes.

(f) Neither the Company nor any Subsidiary has been the member of any federal consolidated group in which Company was not the common parent. Neither the Company nor any Subsidiary (i) has any liability for Taxes or any other person under Section 1502-6 of the Treasury Regulations (or any comparable provision of state, local, foreign or other law) or as a transferee or successor by contract or (ii) has ever been a partner in an entity treated as a partnership for federal income tax purposes.

(g) Neither the Company nor any Subsidiary will be required to recognize taxable income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in tax accounting method made for, any taxable period ending on or before the date of the Effective Time that has or will result in a deferred reporting from such transaction or from such change in accounting method.

(h) Neither the Company nor any Subsidiary has made during the Company’s current tax year through the date hereof or during the Company’s three preceding tax years or is obligated to make any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code.

(i) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is subject to taxation by that jurisdiction. The Company and each Subsidiary have delivered or made available or will make available to Parent true and complete copies of all Federal, state, foreign and other material Tax Returns filed by the Company and the

Subsidiaries and written audit reports and written statements of deficiencies received by the Company or any Subsidiary with respect to the audit of any of their Tax Returns.

(j) Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(c)(3)(i)(A). Neither the Company nor any Subsidiary has been a “distributing corporation” or “controlled corporation” (within the meaning of Code section 355(c)(2)) with respect to a transaction described in Code section 355 within the five-year period ending as of the date of this Agreement.

(k) Except as would not have a Company Material Adverse Effect, each Benefit Plan that is a “nonqualified deferred compensation plan,” within the meaning of section 409A of the Code, has been operated and administered since January 1, 2005 in good faith compliance with section 409A of the Code , to the extent such Code section is applicable to such Benefit Plan. Except as would not have a Company Material Adverse Effect, no such Benefit Plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation section 1.409A- 6(a)(4)) at any time after October 3, 2004.

Section 4.14  Tangible Assets.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted, free and clear of all liens or encumbrances.

Section 4.15  Environmental.

(a) To the knowledge of the Company, each of the Company and its Subsidiaries and any predecessors thereof has been and is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary or written notice that the Company or any of its Subsidiaries or any predecessor of any of the foregoing may be potentially liable under or received any written requests for information or other written correspondence or written notice that it is considered potentially liable for any contamination by Hazardous Substances or noncompliance with Environmental Laws.

(c) To the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other Release of Hazardous Substances. To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that require a Cleanup or is part of an Environmental Claim.

(d) All waste containing any Hazardous Materials generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company has been released or disposed of in material compliance with all applicable Environmental Laws and reporting requirements.

(e) To the Company’s knowledge, no building or other improvement located on the properties currently owned, leased or operated by the Company or any of its Subsidiaries (to the extent such building or property is occupied by the Company or any of its Subsidiaries) contains any friable asbestos or friable asbestos-containing materials.

Section 4.16  Labor Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule lists each employee of the Company and each of the Subsidiaries as of February 9, 2007 and each such employee’s current compensation and designates each such employee by job title and business division for which the employee primarily performs services, whether such employee is on leave of absence or layoff status, each employee’s vacation accrual, and each employee’s service crediting date for purposes of vesting and eligibility in its Employee Benefit Plans.

(b) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.

(d) There is no unfair labor practice or labor arbitration proceeding pending for which the Company has received notice or, to the knowledge of the Company, overtly threatened in writing against the Company or its Subsidiaries.

(e) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Government Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Government Entity all amounts required to be withheld from employees of the Company or any Subsidiary, except such noncompliance as would not be material to the Company and its Subsidiaries. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no action or proceeding with respect to a violation of any occupational safety or health standards pending with respect to the Company. There is no claim of discrimination in employment or reemployment practices, for any reason, including, without limitation, age, gender, race, religion, or other legally protected category, which remains unresolved or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

Section 4.17  Proxy Statement.  The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Laws.

Section 4.18  Opinion of Financial Advisors.  The Company has received the written opinion of FTP Securities LLC (“FTP”), dated on or prior to the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Common Stock, other than Parent, Sub, any Affiliate of Parent or Sub, or holders of Dissenting Shares, is fair, from a financial point of view, to such holders.

Section 4.19  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than FTP, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the OBCA, (B) requirements under other state corporation Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 5.4  Compliance with Law.  Except as would not, individually or in the aggregate, be likely to cause the Parent and Sub to be unable to perform their obligations hereunder, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.5  Sub’s Operations.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.6  Proxy Statement.  None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.7  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.8  Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

Section 5.9  Share Ownership.  None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

Section 5.10  Acquiring Person.  None of Parent, Sub or their respective Affiliates is or ever has been an “interested shareholder” (as defined in Section 60.825 of the OBCA) with respect to the Company.

Section 5.11  Investigation by Parent and Sub.  Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Each of Parent and Sub acknowledges that none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, except for the representations and warranties of the Company expressly set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization; and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) amend its Articles of Incorporation or Bylaws;

(b) except pursuant to the exercise of Stock Options outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries;

(g) other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(h) other than as set forth in Section 6.1(h) of the Company Disclosure Schedule, grant any increases in the compensation of any of its directors or officers, or enter into any new or amend any existing employment or severance agreements with any director, officer or key employee, or materially increase the compensation of any key employee other than in the ordinary course consistent with past practice;

(i) except as may be contemplated by, or resulting from the transaction contemplated by, this Agreement or in the ordinary course of business consistent with past practices, terminate, materially amend or create any Benefit Plans or pay or accelerate any benefit thereunder, other than as may be required by the terms of any Benefit Plan in effect on the date hereof;

(j) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(k) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

(l) pay, discharge or satisfy any material claim, liability or obligation other than in the ordinary course of business and consistent with past practice and other than to the extent reserved against in the most recent consolidated financial statements included in the SEC Reports filed prior to the date hereof;

(m) authorize or make any commitment with respect to, any capital expenditure not in the Company’s current capital budget included in Section 6.1(m) of the Company Disclosure Schedule, in excess of $100,000 individually, or $500,000 in the aggregate;

(n) make, revoke or change any material Tax election or material method of Tax accounting (within the meaning of Section 446(a) of the Code or similar provisions of state or local income Tax law), file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes;

(o) (i) abandon, sell, assign, or grant any security interest in or to any item of Owned Intellectual Property or Licensed Intellectual Property that is material to or necessary to operate the Company’s business in the ordinary course, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice; (iii) develop, create or invent any Intellectual Property jointly with any third party (other than consultants in the ordinary course of business), (iv) disclose, or allow to be disclosed any confidential Owned Intellectual Property, other than subject to commercially reasonably procedures to protect the confidentiality of such Owned Intellectual Property, (v) fail to take all commercially reasonably actions that are required to maintain, or that the Company reasonably believes are required to protect, its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property;

(p) other than in the ordinary course of business consistent with past practice, or on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

(q) fail to make in a timely manner any filings with the SEC required to be filed by the Company under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder, except as would not affect the Company’s eligibility for the use Form S-3 under General Instruction I.A. to Form S-3; provided, however, that the filing of the information required by Part III of Form 10-K by amendment to the Company’s Form 10-K not later than 120 days after the end of the Company’s fiscal year end shall not be deemed a violation of this Section 6.1(q);

(r) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary (other than a contract or agreement excluded from Section 6.1(h));

(s) draw down on lines or credit or incur expenditures on research and development, other than in ordinary course of business and consistent with past practice;

(t) announce an intention or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(u) fail to file Tax Returns or pay Taxes when due.

Section 6.2  Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books, records and officers of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. The Confidentiality Agreement, dated December 8, 2006 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.3  Acquisition Proposals.

(a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit or encourage, or take any action for the purpose of facilitation, any inquiries or the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any Person for the purpose of facilitating such inquiries or to obtain a proposal or offer for an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person or Persons making such Acquisition Proposal and their respective Representatives and potential sources of financing if either (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors, that such Person or Persons are reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal or (ii) the Company’s board of directors determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information may be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company shall have obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality signed with the Parent. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) The Company will promptly notify Parent of the receipt by the Company of any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding an Acquisition Proposal, the identity of the Person or Persons making such Acquisition Proposal and the material terms of the Acquisition Proposal. The Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to Section 6.3(e), unless and until this Agreement has been terminated in accordance with Section 8.1, the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Sub, the approval or recommendation of the Merger as set forth in Section 6.7; or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.

(e) Notwithstanding the foregoing, in the event that, prior to the Company Special Meeting, the Company’s board of directors receives a Superior Proposal that has not been withdrawn, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its counsel, that the failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law, withdraw, withhold or modify the approval or recommendation of the Merger (a “Change of Recommendation”), approve or recommend such Superior Proposal or terminate this Agreement as permitted pursuant to the terms of Section 8.1(b)(iv) or Section 8.1(c)(ii); provided that:

(i) the Company notifies the Parent that it intends to take such action, which notice must identify the party making such proposal and set forth the material terms and conditions of such proposal; and

(ii) Parent shall not have proposed, within three (3) Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be as favorable as or superior to those of the Superior Proposal.

(f) Nothing contained in this Section 6.3 shall prohibit the Company or its board of directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 6.3.

Section 6.4  Employee Benefits.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, the Surviving Corporation or their subsidiaries after the Effective Time (the “Employees”) with employee benefits that are in the aggregate no less favorable to each Employee than those maintained from time to time by Parent or its Subsidiaries (including without limitation the Surviving Corporation) for similarly-situated employees of Parent or its Subsidiaries.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all written employment, employment termination, severance and other compensation agreements, including agreements providing for change-in-control, severance or retention benefits, scheduled on Section 6.4(b)(i) of the Company Disclosure Schedule, in each case in the form existing immediately prior to the execution of this Agreement. Section 6.4(b)(ii) of the Company Disclosure Schedule sets forth the Company’s informal severance guidelines for its employees not otherwise benefiting from a severance provision in an agreement set forth in

Section 6.4(b)(i) of the Company Disclosure Schedule.  Parent shall cause each Employee terminated within one (1) year after the Effective Time to receive severance in accordance with such guidelines. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b).

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits and all other purposes (other than for purposes of accrual of pension benefits or, if applicable, for applying deductibles, co-payments and out of pocket maximums), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits. Each Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) The ESPP has been or will be suspended at or prior to February 14, 2007. The ESPP shall be terminated for all purposes immediately prior to the Effective Time.

Section 6.5  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation.

Section 6.6  Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance.

(c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7  Proxy Statement.  The Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of approving this Agreement and, in connection with the Company Special Meeting, as soon as practicable after the date hereof the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the shareholders of the Company pursuant to the OBCA and the Exchange Act, which Proxy Statement shall be reasonably satisfactory to Parent. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel. The Company shall give Parent notice of any comments on the Proxy Statement received by the SEC, and shall promptly respond to SEC comments, if any. Unless this Agreement is previously terminated in accordance with Section 8.1, the Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (the “Company Recommendation”). Notwithstanding the foregoing, if the Company’s board of directors determines in good faith, after consultation with its counsel, that calling, giving notice of, convening or holding the Company Special Meeting, or preparing and distributing the Proxy Statement, or including a Company Recommendation in the Proxy Statement may be inconsistent with the directors’ fiduciary duties under applicable Law following an indication of an Acquisition Proposal, the Company may delay any such action until the Company’s board of directors determines in good faith, after consultation with its counsel, that it may take such action.

Section 6.8  Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their commercially reasonable efforts to promptly, unless prohibited by Law (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including, without limitation, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Notwithstanding anything set forth in this Section 6.8(a), Parent shall not be required to take any action, including entering into any consent and decree, hold separate orders or other arrangements that (i) requires the divestiture of any assets of any of Sub, Parent or the Company or any of their respective Subsidiaries, or (ii) limits Parent’s freedom of action with respect to its ability to retain the Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or business. Notwithstanding the foregoing, none of the Company, Parent or Sub shall be obligated to use its commercially reasonable efforts or take any action pursuant to this Section 6.8(a) if in the opinion of its board of directors after consultation with its outside counsel such actions would be inconsistent with the directors’ fiduciary duties to their respective shareholders under, or otherwise violate, applicable Law.

(b) Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to result in a material breach of a representation, warranty or covenant under this Agreement.

Section 6.9  Ongoing Employment Recruitment Activities.  Parent agrees that the Company and its Subsidiaries shall (i) continue, through at least March 31, 2007, to recruit and assess applicants for applicable employment positions with the Company and its Subsidiaries pursuant to Department of Labor recruiting requirements with respect to “green card” applicants and (ii) deliver any required reports related thereto to the Department of Labor. If the Closing shall have occurred prior to March 31, 2007, Parent and Sub shall continue such recruiting and assessment activities from the Effective Time through at least March 31, 2007, without interruption, and deliver any required reports. Notwithstanding anything in this Agreement to the contrary, any such activities shall not be deemed a violation of this Agreement, including without limitation Section 6.1.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the OBCA;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) any applicable waiting period under the HSR Act shall have expired or been terminated.

Section 7.2  Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

(a) each of the representations and warranties of the Company contained in Section 4.2 (Capitalization) shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except for such inaccuracies as are de minimis in the aggregate;

(b) each of the other representations and warranties of the Company shall be true and accurate as of the date made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(d) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(e) Company shall have delivered to Parent audited financial statements as of and for the year ended December 31, 2006;

(f) Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect; and

(g) Parent shall have received from the Company a certificate dated as of the Closing Date in the form attached as Exhibit A.

Section 7.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

(c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(a) have been satisfied; and

(d) Parent shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the other transactions contemplated hereby, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8(a).

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to June 15, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, other than the conditions set forth in Section 7.1(b) and Section 7.1(c), at the Closing), then the Company may extend the Termination Date to October 15, 2007;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8(a);

(iii) if the Company Special Meeting shall have concluded without the approval of this Agreement by the Company’s shareholders having been obtained in accordance with the OBCA; or

(iv) if the Company’s board of directors shall have effected a Change of Recommendation;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(a) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their commercially reasonable efforts and Parent and Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) in order to accept a Superior Proposal; or

(d) By Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(c) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) other than in the case of a Change of Recommendation, if the board of directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Sub, the Company Recommendation, or approved or recommended another Acquisition Proposal.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2.  Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or intentional breach of this Agreement or the Confidentiality Agreement.

(b) If

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii),

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iv) or

(iii) (A) this Agreement is terminated by (I) the Company pursuant to Section 8.1(b)(i) (but only if at such time Parent would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of the Company’s shareholders being taken or (II) by either Parent or the Company pursuant to Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clause (A) (I) and the time of Company Special Meeting in the case of clause (A) (II), an Acquisition Proposal and (C) within one year after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to such Acquisition Proposal, which Qualifying Transaction is later consummated with the Person that made such Acquisition Proposal, or (2) such a Qualifying Transaction occurs with such Person, then the Company shall pay to Parent a termination fee of $5,500,000 in cash,

(x) concurrently with any termination pursuant to Section 8.1(c)(ii),

(y) within five (5) Business Days after any termination pursuant to Section 8.1(b)(iv) or Section 8.1(d)(ii) and

(z) within five (5) Business Days after the consummation of the transaction contemplated by Section 8.2(b)(iii)(C) after a termination by the Company pursuant to Section 8.1(b)(i)or by the Company or Parent pursuant to Section 8.1(b)(iii) in the manner contemplated by Section 8.1(b)(iii);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for intentional breach or fraud. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Section 9.2  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
Facsimile: (678) 375-3010
Attention: Mark A. Johnson, Vice Chairman

with a copy to:

CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
Facsimile: (678) 375-1150
Attention: Laura Binion, General Counsel

(b) if to the Company, to:

Corillian Corporation
3400 NW John Olsen Place
Hillsboro, Oregon 97124
Facsimile: (503) 629-3803
Attention: Alex P. Hart

with a copy to:

Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, Oregon 97214
Facsimile: 503-727-2222
Attention: Roy W. Tucker

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties; provided that such information has been disclosed in sufficient detail and in a manner to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed to the applicable section of Article IV.  The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Oregon or any Oregon state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Oregon; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Oregon or any Oregon state court in any other court or jurisdiction.

Section 9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13  Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.14  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15  Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16  WAIVER OF JURY TRIAL.  EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CORILLIAN CORPORATION

By:	/s/ Alex P. Hart

Name:	Alex P. Hart
Title:	President and Chief Executive Officer

CHECKFREE CORPORATION

By:	/s/ Mark A. Johnson

Name:	Mark A. Johnson
Title:	Vice Chairman

CF OREGON, INC.

By:	/s/ Mark A. Johnson

Name:	Mark A. Johnson
Title:	Executive Vice President

ANNEX B

February 13, 2007

CONFIDENTIAL

The Board of Directors of Corillian Corporation
3400 NW John Olsen Place
Hillsboro, OR 97124

Dear Members of the Board:

We understand that Corillian Corporation (“Corillian” or the “Company”), CheckFree Corporation (“Parent”) and CF Oregon, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Corillian (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Corillian common stock (other than Dissenting Shares (as defined in the Agreement) and shares owned by the Company as treasury stock and any shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or the Company) (“Corillian Common Stock”) will be converted into the right to receive $5.15 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of Corillian Common Stock (other than Dissenting Shares (as defined in the Agreement) and shares owned by the Company as treasury stock and any shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or the Company).

FTP Securities LLC provides investment banking services, including merger and acquisition advisory services, to companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of mergers and acquisitions for comparative purposes. We are currently acting as exclusive financial advisor to Corillian’s Board of Directors and will receive fees from Corillian upon delivery of this opinion and upon the successful conclusion of the Merger. In addition, the Company has agreed to indemnify FTP Securities LLC and its affiliates in connection with its engagement and to reimburse certain of its expenses. In the ordinary course of our business, FTP Securities LLC and its affiliates may publish research reports regarding the securities of the Company or Parent or their respective affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement in the form of the draft furnished to us by the Company’s legal counsel on February 12, 2007, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.) reviewed Corillian’s annual report on Form 10-K for the fiscal years ended December 31, 2002, 2003, 2004 and 2005, including the audited financial statements included therein, and Corillian’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, including the unaudited financial statements included therein;

3.) reviewed certain internal financial and operating information for Corillian, including quarterly financial projections through December 31, 2007, prepared and furnished to us by Corillian management;

4.) participated in discussions with Corillian management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.) reviewed the recent reported closing prices and trading activity for Corillian common stock;

6.) compared certain aspects of Corillian’s financial performance with those of public companies we deemed comparable;

7.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

8.) reviewed recent equity research analyst reports covering Corillian, including projections through December 31, 2007, contained therein;

9.) assisted in negotiations and discussions related to the financial terms of the Merger among Corillian, Parent and their respective financial and legal advisors; and

10.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Corillian or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We further relied on the assurances of management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have also assumed, with your permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the February 12, 2007, draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have not made or taken into account any independent appraisal or valuation of any of Corillian’s assets or liabilities, contingent or otherwise, nor have we evaluated the solvency or fair value of Corillian under any state or federal laws relating to bankruptcy, insolvency or similar matters. We express no view as to the federal, state or local tax consequences of the Merger.

For purposes of this opinion, we have assumed that Corillian is not currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise or reaffirm the opinion.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Corillian Common Stock (other than Dissenting Shares (as defined in the Agreement) and shares owned by the Company as treasury stock and any shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or the Company).

This opinion speaks only as of the date hereof. It is understood that this opinion is for the use of the Board of Directors of Corillian in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Corillian common stock, or any other person, as to how such person should vote on or act with respect to the Merger. In addition, you have not asked us to address, and this opinion does not address, the fairness of the Merger Consideration or the Merger to, or any other matter relating to, the holders of any class of securities, creditors or other constituencies of Corillian, other than the holders of Corillian Common Stock as described above. This opinion may not be used for any other purpose whatsoever or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; except that this opinion may be included in its entirety, if required, in any proxy statement filed by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel in our sole discretion.

Sincerely,

/s/  FTP SECURITIES LLC

FTP Securities LLC

ANNEX C

OREGON DISSENTERS’ RIGHTS

DISSENTERS’ RIGHTS

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594.  As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 § 124; 1989 c.1040 § 30]

60.554 Right to dissent.  (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 § 125; 1989 c.1040 § 31; 1993 c.403 § 9; 1999 c.362 § 15]

60.557 Dissent by nominees and beneficial owners.  (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 § 126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 § 127]

60.564 Notice of intent to demand payment.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 128]

60.567 Dissenters’ notice.  (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 § 129]

60.571 Duty to demand payment.  (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 § 130]

60.574 Share restrictions.  (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 § 131]

60.577 Payment.  (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 § 132; 1987 c.579 § 4]

60.581 Failure to take action.  (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 § 133]

60.584 After-acquired shares.  (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 § 134]

60.587 Procedure if shareholder dissatisfied with payment or offer.  (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 § 135]

(Judicial Appraisal of Shares)

60.591 Court action.  (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 § 136]

60.594 Court costs and counsel fees.  (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 § 137]

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby acknowledges receipt of the official Notice of Special Meeting of Shareholders, dated March 19, 2007, and hereby appoints Paul K. Wilde and Alex P. Hart, and each of them, as Proxies, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company, to be held on April 30, 2007, at 10:00 a.m., Pacific Time, at Corillian’s headquarters, 3400 NW John Olsen Place, Hillsboro, Oregon 97124, and any adjournment(s) thereof, and to vote, as designated below, all the shares of common stock of Corillian Corporation held of record by the undersigned which the undersigned would be entitled to vote if then and there personally present.
SPECIAL MEETING OF SHAREHOLDERS OF
CORILLIAN CORPORATION
APRIL 30, 2007
PROXY VOTING
INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-540-5760 from any touch-tone telephone and follow the instructions.
Have your proxy card available when you call.
- OR -
INTERNET — Access www.proxyvoting.com/cori and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions at 1-800-540-5760 or www.proxyvoting.com/cori up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE MERGER AGREEMENT AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
(continued and to be signed on reverse side)

1. Approval of Merger.
To approve the Agreement and Plan of Merger, dated as of February 13, 2007 (as it may be amended from time to time, the “merger agreement”), among Corillian Corporation, CheckFree Corporation and a wholly owned subsidiary of CheckFree, pursuant to which, upon the merger becoming effective, each issued and outstanding share of Corillian common stock, no par value will be converted into the right to receive $5.15 in cash, without interest.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2. Adjournment of Special Meeting
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or if the conditions to closing of the merger are unlikely to be completed within a reasonable time following the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND “FOR” ITEM 2.

Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Dated:	,2007

Signature

Signature if held jointly

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF
ADDITIONAL SOLICITATION EFFORTS.